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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Prudential Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Prudential Financial, Inc.
751 Broad Street, Newark NJ 07102

April 17, 2003

Dear Fellow Shareholder:

On behalf of your Board of Directors, you are cordially invited to attend the Annual Meeting of shareholders of Prudential Financial, Inc. Your Company's Annual Meeting will be held on June 3, 2003 at the New Jersey Performing Arts Center ("NJPAC"), One Center Street, Newark, New Jersey 07102 at 2:00 p.m.

At the meeting, shareholders will vote on four proposals: the election of four Directors, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2003, the ratification of the Deferred Compensation Plan for Non-Employee Directors and the approval of the Omnibus Incentive Plan. Your Board of Directors recommends a vote "for" these proposals.

Your vote is important. We urge you to participate in Prudential Financial's Annual Meeting, whether or not you plan to attend, by signing, dating and promptly mailing your enclosed proxy card. You may also vote by telephone or the Internet should you prefer. Regardless of the size of your investment your vote is important, so please act at your earliest convenience. Finally, if you do plan to attend the meeting you will need an admission ticket. Please refer to the instructions set forth in the Notice of Meeting, which follows this letter, or those attached to your proxy card.

We appreciate your participation, support and interest in your Company.

Sincerely,

Arthur F. Ryan
Chairman and Chief Executive Officer

Prudential Financial, Inc.
751 Broad Street, Newark NJ 07102

Notice of Annual Meeting of Shareholders
of Prudential Financial, Inc.

Date:	June 3, 2003
Time:	2:00 p.m.
Place:	NJPAC One Center Street Newark, NJ 07102

At the 2003 Annual Meeting, shareholders will act upon the following matters:

1.
Election of Class II Directors, each to serve for a term of three years;

2.
Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2003;

3.
Ratification of the Deferred Compensation Plan for Non-Employee Directors;

4.
Approval of the Omnibus Incentive Plan; and

5.
Transaction of such other business as may properly come before the meeting.

Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying proxy statement.

Shareholders of record at the close of business on April 8, 2003 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Shareholders will need an admission ticket to attend the Annual Meeting. If you are a Holder of Record, an admission ticket is attached to your proxy card for this purpose. If you received shares of Common Stock in our demutualization and such shares are held through EquiServe (or if subsequently you have been issued a certificate for your shares), you are a Holder of Record of those shares. If your shares are not registered in your own name, you need to bring proof of your share ownership to the meeting to receive an admission ticket. Please bring either a copy of your account statement or a letter from your broker, bank or other institution reflecting your share ownership as of April 8, 2003. Please note that no cameras or recording devices will be permitted at the meeting. For your safety, we reserve the right to inspect all packages prior to admission to the Annual Meeting.

By Order of the Board of Directors,

Kathleen M. Gibson
Vice President and Secretary

April 8, 2003

Your vote is important! Please take a moment to complete, sign, date and mail your proxy in the accompanying envelope. If you prefer, you may also vote by telephone or the Internet. Please see the instructions attached to your proxy card. Your prompt cooperation will save your Company additional solicitation costs.

Prudential Financial, Inc.
751 Broad Street
Newark, NJ 07102

Proxy Statement for
Annual Meeting of Shareholders
to be held June 3, 2003

General Information	1
Voting Instructions and Information	1
Item 1: Election of Class II Directors	3
Item 2: Ratification of the Appointment of Independent Auditors	5
Item 3: Ratification of the Deferred Compensation Plan for Non-Employee Directors	6
Item 4: Approval of the Omnibus Incentive Plan	11
Corporate Governance	18
Committees of the Board of Directors	19
Compensation of Directors	20
Compensation Committee Interlocks and Insider Participation	21
Certain Relationships and Related Transactions	21
Report of the Audit Committee	21
Compensation Committee Report on Executive Compensation	23
Compensation of Executive Officers	26
Summary Compensation Table	27
Retirement Plans	27
Prudential Severance and Senior Executive Severance Plan; Change of Control Program	29
Long-Term Compensation Table	31
Option Grant Table	31
Equity Compensation Plan Table	32
Performance Graph	33
Voting Securities and Principal Holders Thereof	34
Compliance with Section 16(a) of the Exchange Act	35
Shareholder Proposals	35
"Householding" of Proxy Materials and Elimination of Duplicates	36
Annual Report on Form 10-K	36
Incorporation by Reference	36
Other Matters	36
Appendix A: Prudential Financial, Inc. Audit Committee Charter	37
Appendix B: Prudential Financial, Inc. Corporate Governance Principles and Practices	40

General Information

The Board of Directors of Prudential Financial, Inc. ("Prudential Financial" or the "Company") is furnishing this proxy statement and soliciting the accompanying form of proxy in connection with the Annual Meeting of shareholders to be held on June 3, 2003 (the "Annual Meeting") at 2:00 p.m. at NJPAC, One Center Street, Newark, New Jersey 07102, and at any adjournment or postponement thereof. The Notice of Meeting, this proxy statement, the enclosed proxy card and the enclosed Annual Report for 2002 were first sent to shareholders on or about April 17, 2003.

Voting Instructions and Information

Who Can Vote?

You are entitled to vote or direct the voting of your Prudential Financial Common Stock if you were a shareholder on April 8, 2003, the record date for the Annual Meeting. Shareholders of our Class B Stock as of April 8, 2003, are also entitled to vote their shares. At the close of business on that date, approximately 551,870,000 shares of Common Stock and 2,000,000 shares of Class B Stock were outstanding and entitled to notice of and to vote at the Annual Meeting. Each share of Prudential Financial Common Stock and Class B Stock is entitled to one vote, and the Common Stock and Class B Stock vote together as a single class on the matters submitted for a vote at this Annual Meeting.

Who Is the Holder of Record?

You may own Common Stock either (1) directly in your name as the shareholder of record, which includes shares acquired as part of demutualization and through other demutualization related programs, in which case you are the Holder of Record, or (2) indirectly through a broker, bank or other nominee.

If your shares are registered directly in your name, you are the Holder of Record of these shares, and we are sending these proxy materials directly to you.

How Do I Vote?

Your vote is important. We encourage you to vote promptly. You may vote in one of the following ways: Holders of Record

•
By Telephone. You can vote your shares by telephone, by calling 1-800-690-6903. This toll-free number is also on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card. Your vote by telephone must be received by 11:59 p.m. EDT, June 2, 2003.

•
By Internet. You can also vote on the Internet. The website address for Internet voting is www.proxyvote.com and can also be found on your proxy card. Internet voting is available 24 hours a day. If you vote by Internet, you do not need to return your proxy card. Your vote by Internet must be received by 11:59 p.m. EDT, June 2, 2003.

•
By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of voting at the Annual Meeting on June 3, 2003.

•
By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person. You will need to have an admission ticket or other proof of ownership with you at the Annual Meeting. Please refer to the instructions attached to your proxy card.

Stock Held by Brokers, Banks and Nominees

•
If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

•
If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain a "legal proxy" to permit you to vote by written ballot at the Annual Meeting.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of 40 percent of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives less than a majority of the shares represented at the meeting. To ratify the selection of independent auditors and the Deferred Compensation Plan for Non-Employee Directors and to approve the Omnibus Incentive Plan, an affirmative vote of a majority of the votes cast is required.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: "for" all the nominees for Class II Directors; "for" ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2003; "for" ratification of the Deferred Compensation Plan for Non-Employee Directors and "for" the approval of the Omnibus Incentive Plan.

Proxies marked as abstaining and any proxies returned by brokers as "non-votes" on behalf of shares held in street names because beneficial owners' discretion has been withheld or brokers are not permitted to vote on their behalf as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of a marked abstention or a broker non-vote will not be counted as voting for or against a particular matter. Accordingly, marked abstentions and broker non-votes will have no effect on the outcome of a vote.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is voted at the 2003 Annual Meeting by:

Holders of Record

•
Sending written notice of revocation to the Secretary of Prudential Financial;

•
Submitting another timely and later dated proxy by telephone, Internet or mail; or

•
Attending the 2003 Annual Meeting and voting in person by written ballot.

Stock Held by Brokers, Banks and Nominees

•
Please contact the broker, bank or other nominee to obtain instructions to revoke your proxy, or to obtain a "legal proxy" which will permit you to attend the Annual Meeting and vote in person by written ballot.

Who Will Count the Vote?

The Board of Directors has appointed IVS Associates, Inc. to act as the Inspector of Election at the 2003 Annual Meeting.

Who Is the Proxy Solicitor?

D.F. King & Co., Inc. has been retained by Prudential Financial to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $25,000 plus reimbursement of expenses to be paid by the Company. In addition, our Directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means.

Item 1 — Election of Class II Directors

Prudential Financial's Board of Directors is divided into three classes. One class is elected each year to hold office for a term of three years.

At the Annual Meeting, Class II Directors are to be elected to hold office until the Annual Meeting of shareholders to be held in the year 2006 and until their successors are duly elected or appointed. Each of the nominees is currently serving as a Director. Directors will be elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy. The remaining Directors of Prudential Financial will continue to serve in accordance with their previous election.

Unless authority is withheld by the shareholder, it is the intention of persons named by Prudential Financial as proxies on its proxy card to vote for the nominees listed and, in the event that any nominees are unable or decline to serve (an event not now anticipated), to vote for the balance of the nominees and for any substitutes selected by the Board of Directors. The name, age, principal occupation and other information concerning each Director is set forth below.

Burton G. Malkiel, who has served as a Director of Prudential Financial since January 2001 and of its subsidiary The Prudential Insurance Company of America ("Prudential Insurance") since 1978, is not standing for re-election in accordance with the Board of Director's retirement policy. As a result, the Board of Directors will, subsequent to the Annual Meeting, be reduced from 15 to 14 members and only four Class II Directors will be subject to election.

The Board of Directors recommends that shareholders vote "for" all of the nominees.

Nominees for Class II Directors
for Terms to Expire in 2006

Frederic K. Becker was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in June 1994. He has served as President of the law firm of Wilentz Goldman & Spitzer, P.A. since 1989 and has practiced law with the firm since 1960. Age 67.

William H. Gray III was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since September 1991. He has served as President and Chief Executive Officer of The College Fund/UNCF (philanthropic foundation) since 1991. Mr. Gray was a member of the U.S. House of Representatives from 1979 to 1991. Other Directorships include: Viacom, Inc., Electronic Data Systems Corporation, Rockwell International Corporation, JP Morgan Chase & Co., Dell Computer Corporation, Pfizer Inc. and Visteon Corporation. Age 61.

Jon F. Hanson was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1991. He has served as Chairman of The Hampshire Companies (real estate investment and property management) since 1976. Mr. Hanson served as the Chairman and Commissioner of the New Jersey Sports and Exposition Authority from 1982 to 1994. Other Directorships include: CD&L, Inc., HealthSouth Corp. (since September 2002) and Pascack Community Bank. Age 66.

Constance J. Horner was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1994. She has been a Guest Scholar at The Brookings Institution (non-partisan research institute) since 1993, after serving as Assistant to the President of the United States and Director, Presidential Personnel from 1991 to 1993; Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991; and Director, U.S. Office of Personnel Management from 1985 to 1989. Mrs. Horner was a Commissioner, U.S. Commission on Civil Rights from 1993 to 1998 and taught at Princeton University in 1994 and Johns Hopkins University in 1995. Other Directorships include: Foster Wheeler Ltd., Ingersoll-Rand Company Ltd. and Pfizer Inc. Age 61.

Continuing Class III Directors Whose Terms Expire in 2004

Arthur F. Ryan is Chairman of the Board, Chief Executive Officer and President of Prudential Financial. He joined Prudential Insurance as the Chairman of the Board, Chief Executive Officer and President and as a Director in December 1994. In December 1999, at the time of its incorporation, he was named Director of Prudential Financial; in January 2000 he was named to its first slate of officers as President and Chief Executive Officer; in December 2000 he took his current title. Prudential Financial became a public company in December 2001. From 1972 until he joined Prudential Insurance, Mr. Ryan was with Chase Manhattan Bank, serving in various executive positions including President and Chief Operating Officer from 1990 to 1994. Other Directorships include Regeneron Pharmaceuticals. Age 60.

Franklin E. Agnew was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in June 1994. He has been an independent business consultant since January 1987. From 1989 through 1990, he served as the court appointed trustee in the reorganization of the Sharon Steel Corporation. Mr. Agnew was the Chief Financial Officer of H.J. Heinz Co. from July 1971 to June 1973 and a Senior Vice President and Group Executive from July 1973 through 1986. Other Directorships include Bausch & Lomb, Inc. Age 68.

Gilbert F. Casellas was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1998. He is President of Casellas & Associates, LLC, a consulting firm. During 2001, he served as President and Chief Executive Officer of Q-linx, Inc. (software development). He served as the President and Chief Operating Officer of The Swarthmore Group, Inc. (investment company) from January 1999 to December 2000. Mr. Casellas was a partner in the law firm of McConnell Valdes LLP from 1998 to 1999; Chairman, U.S. Equal Employment Opportunity Commission from 1994 to 1998; and General Counsel, U.S. Department of the Air Force from 1993 to 1994. Age 50.

Allan D. Gilmour was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1995. He was named Vice Chairman and Chief Financial Officer of Ford Motor Company (automotive industry) in 2002; he previously retired from Ford Motor Company as Vice Chairman in 1995. During his 35-year career with Ford Motor Company, Mr. Gilmour held a number of executive positions, including President of Ford Automotive Group. Other Directorships include: DTE Energy Company and Whirlpool Corporation. Age 68.

Ida F. S. Schmertz was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1997. She has been a Principal of Microleasing LLC since 2001 and Chairman of the Volkhov International Business Incubator since 1995. Ms. Schmertz was a Principal of Investment Strategies International (investment consultant) from 1994 to 2000 and was with American Express Company from 1979 to 1994, holding several management positions including Senior Vice President, Corporate Affairs. Age 68.

Continuing Class I Directors Whose Terms Expire in 2005

James G. Cullen was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1994. He served as the President and Chief Operating Officer of Bell Atlantic Corporation (global telecommunications) from December 1998 until his retirement in June 2000. Mr. Cullen was the President and Chief Executive Officer, Telecom Group, Bell Atlantic Corporation from 1997 to 1998; Vice Chairman of Bell Atlantic Corporation from 1995 to 1997; and President of Bell Atlantic Corporation from 1993 to 1995. Other Directorships include: Johnson & Johnson and Agilent Technologies, Inc. Age 60.

Glen H. Hiner was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1997. He served as the Chairman and Chief Executive Officer of Owens Corning (advanced glass and building material systems) from 1992 until his retirement in April 2002. Owens Corning filed for protection under the federal bankruptcy code on October 5, 2000. Prior to joining Owens Corning, Mr. Hiner worked at General Electric Company starting in 1957. He served as Senior Vice President and Group Executive, Plastics Group from 1983 to 1991. Other Directorships include Dana Corporation. Age 68.

Richard M. Thomson was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1976. He retired as Chairman of The Toronto-Dominion Bank (banking and financial services) in 1998, having retired as the Chief Executive Officer in 1997. He had served as Chairman and Chief Executive Officer since 1978. Prior to that time, Mr. Thomson held other management positions at The Toronto-Dominion Bank, which he joined in 1957. Other Directorships include: The Toronto-Dominion Bank, Nexen Inc., INCO, Limited, The Thomson Corporation, Trizec Properties, Inc. and Stuart Energy Systems, Inc. Age 69.

James A. Unruh was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1996. He became a founding member of Alerion Capital Group, LLC (private equity investment group) in 1998. Mr. Unruh was with Unisys Corporation (information technology services, hardware and software) from 1987 to 1997, serving as its Chairman and Chief Executive Officer from 1990 to 1997. Age 62.

Stanley C. Van Ness was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1990. He has been a partner in the law firm of Herbert, Van Ness, Cayci & Goodell since 1998. From 1990 to 1998, Mr. Van Ness was a partner in the law firm Picco Herbert Kennedy and from 1984 to 1990 was a partner with Jamieson, Moore, Peskin and Spicer. He was a professor at Seton Hall University Law School from 1982 to 1984. Prior to that time, he served as the first Public Advocate for the State of New Jersey. Other Directorships include Jersey Central Power & Light. Age 69.

Item 2 — Ratification of the Appointment of Independent Auditors

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent auditors for 2003. We are not required to have the shareholders ratify the selection of PricewaterhouseCoopers as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, but may retain such independent auditors. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Prudential Financial and its shareholders. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The following is a summary and description of fees for services provided by PricewaterhouseCoopers in 2002 and 2001.

Audit Fees

The aggregate fees for professional services rendered for the audits of the consolidated financial statements of Prudential Financial and, as required, of various domestic and international subsidiaries, the issuance of comfort letters, agreed-upon procedures required by regulation, consents and assistance with review of documents filed with the Securities and Exchange Commission were $25,781,192 for 2002 and $29,438,519 for 2001.

Audit Related Fees

The aggregate fees for assurance and related services including due diligence, internal control reports, benefit plan audits and consultation on acquisitions were $4,247,998 for 2002 and $14,207,676 for 2001.

Tax Fees

The aggregate fees for services rendered by PricewaterhouseCoopers' tax department for tax return preparation, tax advice related to mergers and acquisitions and other international, federal and state projects, employee benefit plans, compliance services for expatriate employees and requests for rulings were $5,922,866 in 2002 and $6,477,853 in 2001.

All Other Fees

The aggregate fees for all other services rendered by PricewaterhouseCoopers, including financial information systems and design and non-recurring services in support of Prudential Insurance's demutualization, were $5,714,603 for 2002 and $25,830,952 for 2001.

The Audit Committee has advised Prudential Financial that in its opinion the non-audit services rendered by PricewaterhouseCoopers during the most recent fiscal year are compatible with maintaining their independence.

The Board of Directors recommends that shareholders vote "for" ratification of the appointment of PricewaterhouseCoopers as the Company's independent auditors for 2003.

Item 3 — Ratification of the Deferred Compensation Plan for Non-Employee Directors

The Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan") was originally adopted by Prudential Insurance, effective as of July 1, 1974, to provide a means of deferring payment of fees, as fixed from time to time by the Prudential Insurance Board of Directors, to non-employee directors of Prudential Insurance. In addition to the Deferred Compensation Plan, Prudential Insurance also adopted, effective April 1, 1985, the Prudential Pension Plan for Non-Employee Directors (the "Pension Plan"), a nonqualified defined benefit pension plan that obligated Prudential Insurance to pay an annual cash payment of $30,000 to each retired non-employee director, terminating upon his or her death, upon the satisfaction of five years of service with the Prudential Insurance Board of Directors.

As of January 1, 2002, both the Deferred Compensation Plan and the Pension Plan were amended to transfer sponsorship from Prudential Insurance to Prudential Financial, and to reflect the change in corporate structure resulting from the demutualization of Prudential Insurance and the establishment of Prudential Financial as the publicly-held parent company of Prudential Insurance.

After a review of the Prudential Financial Board of Directors' compensation programs and policies, and reflecting the desire to align more closely the Board of Directors' compensation practices with those of other public financial institutions and the interests of shareholders, the Board of Directors adopted changes to its compensation and retirement programs in 2002, the effect of which is to link a substantial portion of a director's compensation to the performance of the Company's Common Stock during his or her service on the Board of Directors. First, members of the Board of Directors, effective as of January 1, 2003, began to receive 50% of their annual fees (including, if applicable annual service fees, meeting fees and committee fees) in the form of a Common Stock equivalent ("Stock Based Fees") with each unit representing a notional share of Common Stock ("Deferred Stock Unit") and 50% of their annual fees in the form of cash ("Cash Based Fees"). Second, effective as of December 31, 2002, the Pension Plan was frozen, which means that the Pension Plan was closed to new participants, all current participants were fully vested in their accrued benefits and no additional pension benefits could be accrued. Third, eligible Pension Plan participants had a one-time opportunity to elect to transfer accrued benefits from the Pension Plan to the Deferred Compensation Plan ("Pension Plan Rollover Deferrals"), and the Board of Directors provided that the Pension Plan will terminate once the last payment to Pension Plan participants (including for these purposes any transfer of accrued benefits from the Pension Plan to the Deferred Compensation Plan) has occurred.

Finally, the Deferred Compensation Plan was amended and restated, with changes generally to be effective as of January 1, 2003, to provide for the deferral of Stock Based Fees and Cash Based Fees, to provide for certain additional notional investment options under the Deferred Compensation Plan related to the deferral of such fees and to address the suspension of, and rollover of accrued amounts under, the Pension Plan. Pension Plan Rollover Deferral Amounts and Stock Based Fees must remain allocated in Deferred Stock Units while held under the Deferred Compensation Plan. While the Deferred Compensation Plan is not required to be approved by shareholders under current New York Stock Exchange ("NYSE") rules since the Company intends to use treasury shares to meet plan distribution requirements, the Board of Directors is requesting shareholder ratification of the Deferred Compensation Plan in the interest of sound corporate governance. In the event that shareholders do not ratify the Deferred Compensation Plan, Prudential Financial reserves the right to allow deferrals under the Deferred Compensation Plan in accordance with its terms.

Overview

Under the Deferred Compensation Plan, each participant has a recordkeeping account (a "Deferred Compensation Account"), which, after January 1, 2003, is automatically credited with Deferred Stock Units representing the Stock Based Fees that must be held in that form at least until retirement, except as described in the Distributions section below. A participant may also elect to defer some or all Cash Based Fees which are then credited to his or her Deferred Compensation Account. These cash-based deferrals, as well as any amounts previously deferred under the Deferred Compensation Plan prior to 2003, may be allocated either to Deferred Stock Units or to "Fixed Units". In addition, active directors and directors who retired from January 1, 2002 through December 31, 2002, were offered a one-time election in 2002 to either receive a grant of $225,000 in Deferred Stock Units in lieu of their benefits under the Pension Plan, or to continue to be eligible to receive pension benefits under the terms of the Pension Plan. Directors who join the Board of Directors on or after January 1, 2003 will receive a one-time grant of $100,000 in Deferred Stock Units under the Deferred Compensation Plan rather than any pension benefits.

While each participant has a Deferred Compensation Account, such accounts are established for recordkeeping purposes only. Prudential Financial is not required to fund such accounts at any time or to otherwise segregate or earmark assets to fund its obligations under the Deferred Compensation Plan.

Eligibility and Participation

After January 1, 2003, all active non-employee directors automatically participate in the Deferred Compensation Plan through the deferral of their Stock Based Fees into Deferred Stock Units. In addition, participants may also elect to defer all or a portion of the Cash Based Fees to be earned during a plan period (which is the calendar year). Finally, current and former non-employee directors who have accrued a pension under the terms of the Pension Plan the value of which is to be transferred to the Deferred Compensation Plan pursuant to the suspension and subsequent termination of the Pension Plan, are also participants under the Deferred Compensation Plan.

Administration

The Board of Directors has appointed a committee (the "Deferred Compensation Committee") to administer the Deferred Compensation Plan, which is comprised of the following three persons: the Vice President and Secretary of Prudential Financial (the "Secretary"), the Vice President, Total Compensation of Prudential Financial's (or, as the case may be, Prudential Insurance's) Human Resources Department, and a Vice President and Corporate Counsel of Prudential Financial's Law Department (with the Secretary serving, where appropriate, as the primary contact for questions related to the Deferred Compensation Plan's operation by participants).

The Deferred Compensation Committee has the exclusive right, power and authority to interpret, in its sole discretion, any and all of the provisions of the Deferred Compensation Plan.

Shares Subject to the Plan

A maximum of 500,000 shares of Common Stock may be distributed under the Deferred Compensation Plan, except as may be adjusted in the event of a stock split or recapitalization.

Elections

Although deferral of Stock Based Fees into Deferred Stock Units is mandatory, the timing of the distribution of those fees at or after his or her Retirement Date (as defined below) is subject to election by the participant annually. In addition, each participant has an annual election to defer all or a portion of his or her Cash Based Fees for the next plan period, as well as the election of the form and timing of any distributions of those fees. All such elections are made by written notice to the Secretary not later than the last day of the open trading window under Prudential Financial's insider trading policy ("Open Trading Window") immediately preceding the first day of a plan period. In the case of a participant who first becomes eligible during such plan period, election must be made by written notice not later than 30 days after such participant first becomes eligible; provided, however, that with respect to such initial election, no fees attributable to the period before which the election is made and presented to the Secretary are eligible for deferral. Each election will be irrevocable, unless the participant amends his or her election form in the manner provided below.

Each participant may, no later than the last day of the last Open Trading Window in the year prior to the year of his or her anticipated "Retirement Date" (the first day of the month following the month in which the participant terminates his or her services as a non-employee director), amend his or her election forms to change the previously elected form of distribution or to change the starting date for commencement of all payments.

With respect to Pension Plan Rollover Deferrals, participants have previously elected the form and timing of any distributions. Participants who become participants by virtue of such Pension Plan Rollover who were in active service with the Board of Directors as of December 31, 2002, had to specify the form (lump sum or installment) and timing of any distribution of such Pension Plan Rollover Deferrals. Participants and other non-employee directors who become participants by virtue of such Pension Plan Rollover who were in active service with the Board of Directors as of December 31, 2001, but had retired from the Board of Directors prior to December 31, 2002, could elect only five or ten annual installment payments of such amounts, to commence on or after January 1, 2003. No other election was permitted with respect to Pension Plan Rollover Deferrals, except in the case of a change of control (as described below).

Deferred Compensation Accounts

A participant's Deferred Compensation Account will be credited with notional interest, earnings, and, where applicable, notional investment gain or loss that are intended to mirror the investment performance and results of the two notional investment options (Deferred Stock Units and Fixed Units) offered under the Deferred Compensation Plan. Effective for plan periods beginning on or after January 1, 2003, the two available notional investment options under the Deferred Compensation Plan are intended to mirror the performance of two of the actual investment options available to participants of Prudential Insurance's 401(k) plan, as follows: (a) the Fixed Rate Fund (in the case of the Fixed Units), and (b) the Prudential Financial Common Stock Fund (in the case of the Deferred Stock Units). With respect to amounts deemed allocated to the Fixed Units under the Deferred Compensation Plan, such amounts will be credited with interest in the same general manner as interest would be credited to amounts invested in the actual Fixed Rate Fund. With respect to amounts deemed allocated to the Deferred Stock Units, such amounts will be credited under the Deferred Compensation Plan as if the participant had actually purchased shares of Common Stock on the date of such deferral. If dividends on the Common Stock are declared while the participant holds Deferred Stock Units in his or her Deferred

Compensation Account, additional Deferred Stock Units will be credited to such Account in the following manner. First, a notional value equal to the cash value of dividends that would be paid upon the same number of whole shares of Common Stock as the participant has Deferred Stock Units in his or her Deferred Compensation Account on the dividend crediting date (e.g., the date such dividend is payable) will be calculated. Second, such notional value will be deemed to be allocated to the participant's Deferred Compensation Account and credited as a corresponding number of Deferred Stock Units to such Account (in whole or fractional units), as of the same date, as soon as administratively practicable. To the extent that the Fixed Rate Fund or Common Stock Fund is amended or removed from the 401(k) plan, comparable changes will be made to the notional investment options under the Deferred Compensation Plan.

Generally, a participant may elect a combination of the two available notional investment options with respect to the amount of fees deferred under the Deferred Compensation Plan, subject to the following limitations. With respect to any Stock Based Fees and Pension Plan Rollover Deferrals, such amounts (and any notional dividends paid with respect to such amounts) may only be allocated to the Deferred Stock Units. With respect to any Cash Based Fees and any fee deferrals credited before December 31, 2002, such amounts (including, in the case of Cash Based Fees, any earnings) may be allocated (in 5% increments) to either the Fixed Units or the Deferred Stock Units.

Subject to the allocation limitations described above, a participant may change how notional amounts reflected in his or her Deferred Compensation Account are deemed invested during an Open Trading Window under the Insider Trading Policy and in no event more than one time per calendar quarter. Charges are effective the first of the following month.

Account Valuations

For purposes of Deferred Compensation Account recordkeeping, periodic updates of the notional value of each participant's Deferred Compensation Account (and of the aggregate unfunded liabilities of the Deferred Compensation Plan as a whole) are made at the direction of the Deferred Compensation Committee (in any event, no less frequently than as of the end of each calendar quarter). With respect to any distribution for a participant's account, the aggregate value of any such distribution is calculated by reference to the notional value of the Deferred Compensation Account as of the last day of the month prior to the month in which such distribution is either anticipated to commence or has been requested to commence by the participant.

Distributions

Participants will receive distributions from the Deferred Compensation Plan in the following forms: (i) shares of Common Stock for account balances attributable to Pension Plan Rollover Amounts and Stock Based Fees, and (ii) at the election of the participant, either cash or shares of Common Stock for the balance.

On an annual basis, participants specify how and when distributions of amounts to be deferred in the subsequent year, are ultimately payable, i.e., in either a lump sum or in installments (either five or ten years of annual installments, for all amounts deferred under the Deferred Compensation Plan, or 60 or 120 monthly installments, for distributions in cash only) as elected by the participant in his or her deferral election form, to begin on (i) a date prior to the participant's Retirement Date for Cash Based Fees, provided that such date is no earlier than January 1 in the year following the plan period during which such fees would otherwise have been payable to the participant if no deferral election had been made, (ii) the participant's Retirement Date, or (iii) such later date as selected by the participant (provided, however, that in any event distributions from the Deferred Compensation Plan must commence no later than the year such participant attains age 70 1/2). In the event an installment option is chosen, such installments shall be as nearly equal as practicable and shall continue even if the participant again serves on the Board of Directors. Participants, however, do have an opportunity to make a one-time election in the year prior to Retirement to consolidate prior elections, and participants may accelerate the payment of their account balances (i) in the event of hardship (in an amount necessary to satisfy the hardship), (ii) for any reason with respect to Cash Based Fees, subject to the imposition of a 10% penalty, and (iii) in the event of a change of control of Prudential Financial. For purposes of the Deferred Compensation Plan, a "hardship" is an unanticipated emergency caused by an event beyond the control of the participant or a beneficiary that would result in severe financial hardship to the participant or beneficiary.

Change of Control

In the event of a "change of control" where Prudential Financial is not the surviving entity,

any successor to Prudential Financial may elect to continue or to terminate the Deferred Compensation Plan (in either event, assuming any and all liabilities for such Deferred Compensation Plan).

In the event of a "change of control", participants will have the ability to make a one-time election to commence payment of their Deferred Compensation Account balance, in whatever manner (lump sum or installment) previously chosen by such participant, no earlier than January 1 of the year following the plan period during which such change of control occurred. For purposes of the Deferred Compensation Plan, "change of control" means: (i) the acquisition, directly or indirectly, of securities of Prudential Financial representing at least 25% of the combined voting power of the outstanding securities of Prudential Financial by a "person" within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) within any 24-month period, a change in the majority of the Board of Directors of Prudential Financial in existence at the beginning of such period; (iii) the consummation of certain mergers and consolidations, share exchanges or the division or sale or other disposition of all or substantially all of Prudential Financial's assets; or (iv) any other event which the Board of Directors declares a "change of control". Notwithstanding the foregoing, a change of control will not be deemed to have occurred merely as a result of an underwritten offering of the equity securities of Prudential Financial where no person acquires more than 25% of the beneficial ownership interests in such securities.

Amendment

The Deferred Compensation Committee has the authority to adopt minor amendments to the Deferred Compensation Plan without prior approval by the Board of Directors that: (i) are necessary or advisable for purposes of complying with applicable laws and regulations; (ii) relate to administrative practices under the Deferred Compensation Plan (including, but not limited to, the establishment of any procedures or processes or accounts related to the distribution of Common Stock or other amounts under the Deferred Compensation Plan); (iii) relate to the selection or deletion of additional notional investment options for participants in their accounts; or (iv) have an insubstantial financial effect on the Deferred Compensation Plan. The Board of Directors has the authority to adopt any other amendments to the Deferred Compensation Plan not encompassed under the terms of the preceding sentence, except that shareholder approval is required for any amendment to increase the number of shares to be distributed.

Prudential Financial reserves the right to amend or terminate the Deferred Compensation Plan in any respect and at any time, without the consent of participants or beneficiaries; provided, however, that such amendment or termination may not adversely affect the rights of any participant or beneficiary to receive benefits earned and accrued under the Deferred Compensation Plan prior to such amendment or termination. Participant consent is not required for: (i) any alteration of the notional investment options under the Deferred Compensation Plan; (ii) any acceleration of payments of amounts accrued under the Deferred Compensation Plan by action of the Deferred Compensation Committee or the Corporate Governance Committee of the Board of Directors or by operation of the Deferred Compensation Plan's terms; or (iii) any decision by the Deferred Compensation Committee or the Corporate Governance Committee of the Board of Directors to limit participation (or other features of the Deferred Compensation Plan) prospectively under the Deferred Compensation Plan.

Miscellaneous

The right of a participant to receive a payment under the Deferred Compensation Plan is an unsecured claim against the general assets of Prudential Financial or any successor thereto and all payments under the Deferred Compensation Plan shall be made from the general funds of Prudential Financial or any successor thereto. Prudential Financial is not required to set aside money or any other property to fund its obligations under the Deferred Compensation Plan, and all amounts that may be set aside by Prudential Financial prior to the distribution of account balances under the terms of the Deferred Compensation Plan remain the property of Prudential Financial (or, if applicable, any successor thereto).

No interest of any person or entity in, or right to receive a benefit or distribution under, the Deferred Compensation Plan shall be subject in any manner to sale, transfer, anticipation, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

The full text of the Deferred Compensation Plan is available at www.investor.prudential.com/shareOwner.cfm. You may also request a copy of the Deferred Compensation Plan, provided without charge, by calling 1-877-998-ROCK (7625).

The Board of Directors recommends that shareholders vote "for" ratification of the Deferred Compensation Plan for Non-Employee Directors.

Item 4 — Approval of the Omnibus Incentive Plan

On March 11, 2003, the Board of Directors of Prudential Financial formally adopted a new Prudential Financial, Inc. Omnibus Incentive Plan (the "Omnibus Plan") and proposed the merger of the Prudential Financial, Inc. Stock Option Plan, previously adopted by Prudential Financial on January 9, 2001 (the "Option Plan"), into the Omnibus Plan, both steps subject to shareholder approval. If the Omnibus Plan is not approved by shareholders, no grants will be made under the plan and the Option Plan will remain in effect.

The Omnibus Plan provides for equity-based compensation incentives through the grant of stock options and stock appreciation rights, as does the Option Plan. The Omnibus Plan also provides for the grant of restricted stock, restricted stock units and dividend equivalents, as well as cash and equity-based performance awards. Any authorized shares of Common Stock not used under the Option Plan will be available for the grant of awards under the Omnibus Plan. After the Option Plan is merged into the Omnibus Plan, all outstanding award grants under the Option Plan shall continue in full force and effect, subject to their original terms under the Option Plan.

Overview

The purpose of the Omnibus Plan, like the Option Plan, is to foster and promote the long-term financial success of Prudential Financial, align the interests of shareholders and employees and materially increase shareholder value by (a) motivating superior employee performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in Prudential Financial by employees of Prudential Financial and its subsidiaries, and (c) enabling Prudential Financial to attract and retain the services of employees upon whose judgment, interest and effort the successful conduct of its operation is largely dependent. Awards under the Omnibus Plan (each, an "Award") are intended to represent a significant portion of the total compensation value provided to participants. Future Awards are intended to be based upon the recipient's individual performance, level of responsibility and potential to make significant contributions to Prudential Financial. Generally, the Omnibus Plan will terminate as of (a) the date when no more shares of Common Stock are available for issuance under the Omnibus Plan, or, if earlier, (b) the date the Plan is terminated by the Board of Directors.

The Omnibus Plan is being submitted to shareholders, among other reasons, so that the compensation relating to certain Awards made to certain executive officers will be tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) limits tax deductions to $1 million per year per "covered employee" for certain compensation paid to such employees unless certain conditions are met, including shareholder approval of the plan under which compensation is paid and the satisfaction of certain "performance-based" criteria set forth in the Code. A "covered employee" generally is defined as the corporation's chief executive officer and the other four highest paid officers whose compensation is reported in the corporation's annual proxy. Prudential Financial reserves the right to provide, under the Omnibus Plan and any other plans, payments and benefits to employees, including covered employees, that may not be tax deductible.

Administration

The Compensation Committee of the Board of Directors, or such other committee as the Board of Directors may designate (the "Committee"), shall administer the Omnibus Plan. The Committee shall consist of two or more members, each of whom shall be a "non-employee director" within the meaning of Section 16b-3 of the Exchange Act, an "outside director" within the meaning of Section 162(m) of the Code and an "independent director" under Section 303A of the NYSE's Listed Company Manual.

The Committee has full authority to interpret and administer the Omnibus Plan in order to carry out its provisions and purposes. The Committee has the authority to determine those eligible to receive Awards and to establish the terms and conditions of any Awards. The Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any employee or group of employees any portion of its authority and powers with respect to Awards to officers of Prudential Financial or any subsidiary who are not subject to the reporting requirements under Section 16(a) of the Exchange Act ("Executive Officers"). Only the Committee or the Board of Directors may exercise authority in respect of Awards granted to Executive Officers.

The Committee may also generally make any rules, determinations or modifications it deems advisable with respect to participants based outside the United States and newly eligible participants. The Committee may also condition the grant of any Award on entering into a written agreement containing covenants not to compete, not to solicit Prudential Financial's employees and customers and not to disclose confidential information.

Eligibility

Awards may be made to any individual who is either an employee (including each officer) of, or an insurance agent (whether or not a common law employee or a full-time life insurance salesperson within the meaning of Section 3121(d)(3)(B) of the Code) of, Prudential Financial or any subsidiary.

Types of Awards

The Omnibus Plan provides for grants of incentive stock options qualifying for special tax treatment under Code Section 422 ("ISOs"), nonstatutory stock options ("Nonstatutory Options"), stock appreciation rights ("SARs"), restricted stock units ("Restricted Units"), restricted stock ("Restricted Stock"), dividend equivalents ("Dividend Equivalents"), long-term performance units ("Long-Term Performance Units"), performance shares ("Performance Shares") and annual incentive awards ("Annual Incentive Awards"), whether granted singly, in combination or in tandem, pursuant to which Common Stock, cash or other property may be delivered to the Award recipient. Awards also include awards of Common Stock or Restricted Units (including any associated Dividend Equivalents) made in conjunction with other incentive programs established by Prudential Financial or its subsidiaries and so designated by the Committee.

Shares Subject to the Plan; Other Limitations of Awards

The maximum number of shares of Common Stock issuable under the Omnibus Plan shall be 50,000,000 plus any unused shares of Common Stock available for awards under the Option Plan as of the effective date of the merger of the Option Plan with the Omnibus Plan, which is estimated to be approximately another 12,100,000 (approximately 20,600,000 shares as of December 31, 2002, reduced by option grants made in February and March 2003).

For purposes of calculating available shares of Common Stock under the Omnibus Plan, any shares issued in connection with Awards that are ISOs or Nonstatutory Options (collectively, "Options") or SARs shall be counted against the limit as one share for every one share issued; for awards other than Options and SARs, any shares issued shall be counted as two shares for every one share issued.

To the extent that any shares of Common Stock subject to an Award (including an Award granted under the Option Plan prior to its date of merger with the Omnibus Plan) are not issued because the Award expires without having been exercised, is cancelled, terminated, forfeited or is settled without issuance of Common Stock (including, but not limited to, shares tendered to exercise outstanding Options, shares tendered or withheld for taxes on Awards or shares issued in connection with a Restricted Stock or Restricted Unit Award that are subsequently forfeited), such shares will be available again for grants of Awards under the Omnibus Plan. (This includes any award made under the Option Plan prior to the effective date of the Omnibus Plan and the merger of the Option Plan into the Omnibus Plan). The shares to be delivered under the Omnibus Plan may consist, in whole or in part, of Common Stock purchased by the Company for the purpose of such Awards, treasury Common Stock or authorized but unissued Common Stock not reserved for any other purpose.

The Omnibus Plan has various limits that apply to individual and aggregate awards, designed in part to comply with the requirements of Code Section 162(m) governing the deductibility of compensation paid to executive officers of a publicly-traded company. In order to satisfy these requirements, shareholders must approve any "performance-based plan", that sets maximum limits on the amount of any award granted to a particular executive. No individual may receive under the Omnibus Plan more than an aggregate of 2,500,000 Options and SARs during any three calendar year period. For all participants who are "covered employees" within the meaning of Code Section 162(m) and are eligible to receive Annual Incentive Awards under this Plan (the "Covered Employees"), the maximum amount of such Annual Incentive Awards that may be paid or made available to any such individuals in any year may not exceed six-tenths of one percent (0.6%) of Adjusted Operating Income ("Covered Employees Annual Incentive Award Pool"). For purposes of the Omnibus Plan, "Adjusted Operating Income" means the income from continuing operations before income taxes of the Company's Financial Services Businesses, excluding: realized investment gains, net of losses and related charges and adjustments; sales practices remedies and costs; demutualization costs and expenses; and the contribution to income/loss of divested businesses that we sold or exited by the Company but that did not qualify for "discontinued operations" accounting treatment under generally accepted accounting principles. "Financial Services Businesses" means the businesses in the Company's three operating divisions of Insurance, Investment and International Insurance and Investments, as well as the Company's Corporate and Other operations.

Options

Options entitle the recipient to purchase shares of Common Stock at the exercise price specified by the Committee in the recipient's Option agreement. As under the existing Option Plan, the Omnibus Plan permits the grant of both ISOs and Nonstatutory Options. The Committee will generally determine the terms and conditions of all Options granted; provided, however, that, generally, Options must be granted with an exercise price at least equal to the fair market value of a share of Common Stock on the date of grant, Options shall not be exercisable for more than 10 years after the date of grant (except in the event of death) and no Option that is intended to be an ISO may be granted after the tenth anniversary of the date the Omnibus Plan was approved by the Board of Directors. Options generally become exercisable in one-third increments on each of the first three anniversaries of the date of grant, and the Committee may establish performance-based criteria for the exercisability of any Option. For purposes of the Omnibus Plan, "fair market value" generally means, on any given date, the price of the last trade, regular way, in the Common Stock on such date on the NYSE (or if not listed on the NYSE, on such other recognized quotation system on which trading prices of the Common Stock are then quoted). If there are no trades on the relevant date, the "fair market value" for that date means the closing price on the immediately preceding date on which Common Stock transactions were reported.

The Committee does not have the power or authority to reduce the exercise price of any outstanding option or to grant any new Options in substitution for or upon the cancellation of Options previously granted. There are exceptions for some foreign jurisdictions to meet regulatory requirements.

Stock Appreciation Rights (SARs)

A SAR is a contractual right granted to the participant to receive, either in cash or Common Stock, an amount equal to the appreciation of one share of Common Stock from the date of grant. SARs may be granted as freestanding Awards, or in tandem with other types of grants. Unless the Committee otherwise determines, the terms and conditions applicable to (i) SARs granted in tandem with Options will be substantially identical to the terms and conditions applicable to the tandem Options, and (ii) freestanding SARs will be substantially identical to the terms and conditions that would have been applicable were the grant of the SARs a grant of Options. SARs that are granted in tandem with an Option may only be exercised upon surrender of the right to exercise such Option for an equivalent number of shares. The Committee may cap any SAR payable in cash.

Restricted Stock, Restricted Units and Dividend Equivalents

The Omnibus Plan provides for the grant of Restricted Stock, Restricted Units and Dividend Equivalents, which are converted to shares of Common Stock upon the lapse of restrictions. The Committee may, in its discretion, pay the value of Restricted Units and Dividend Equivalents in Common Stock, cash or a combination of both.

A share of Restricted Stock is a share of Common Stock that is subject to certain transfer restrictions and forfeiture provisions for a period of time as specified by the Committee in the recipient's Award agreement. A Restricted Unit is an unfunded, unsecured right (which is subject to forfeiture and transfer restrictions) to receive a share of Common Stock at the end of a period of time specified by the Committee in the recipient's Award agreement. A Dividend Equivalent represents an unfunded and unsecured promise to pay an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of Common Stock if such shares were owned by the Award recipient. Dividend Equivalents may be granted in connection with a grant of Restricted Units, Options and/or SARs.

Unless otherwise determined by the Committee at the time of grant, the restrictions on Restricted Stock and Restricted Units will generally lapse on the third anniversary of the date of grant, and the Committee may provide for vesting to accelerate based on attaining specified performance objectives determined by the Committee.

Generally, a participant will, subject to any restrictions and conditions specified by the Committee, have all the rights of a shareholder with respect to shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A participant will not have the rights of a shareholder with respect to Restricted Units or Dividend Equivalents.

Annual Incentive Awards

At the direction of the Committee, Awards with a performance cycle of one year or less may be made to participants and, unless determined otherwise by the Committee, shall be paid in cash based on achievement of specified performance goals.

Long-Term Performance Unit Awards

At the discretion of the Committee, Long-Term Performance Unit Awards, payable in cash, may be made to participants. Performance cycles are generally multiple years, where performance may be measured by objective criteria other than the appreciation or depreciation of Common Stock value.

Performance Shares

The Committee also has the discretion to grant "Performance Share Awards", which are Awards of units denominated in Common Stock. The number of such units is determined over the performance period based on the satisfaction of performance goals relating to the Common Stock price. Performance Share Awards are payable in Common Stock.

Treatment of Awards on Termination of Employment

Under the Omnibus Plan, generally, unless the Committee determines otherwise as of the date of a grant of any Award or thereafter, Awards are treated as follows upon a participant's termination of employment.

Resignation. If a participant voluntarily terminates employment from the Company or any Affiliate:

•
Options/SARs (including associated Dividend Equivalents): All outstanding Options, SARs and associated Dividend Equivalents granted but not yet exercised by the participant are forfeited as of the date of such resignation, and are not thereafter exercisable or payable;
•
Restricted Stock/Restricted Units (including associated Dividend Equivalents): All Restricted Stock, Restricted Units and associated Dividend Equivalents credited to such participant are forfeited;
•
Annual Incentive Awards: If such termination occurs before authorization of the payment of an Annual Incentive Award, the participant forfeits all rights to such amounts; and
•
Long-Term Performance Unit Awards/Performance Share Awards: All Long-Term Performance Unit Awards and Performance Share Awards credited to such participant are forfeited.

Termination for Cause. If a participant's employment is terminated for "cause":

•
Options/SARs (including associated Dividend Equivalents): Outstanding Options, SARs and associated Dividend Equivalents are forfeited at the time of such termination, and the Committee may require that the participant disgorge any profit, gain or benefit from any Award exercised up to 12 months prior to the participant's termination;
•
Restricted Stock/Restricted Units (including associated Dividend Equivalents): All such Awards are forfeited at the time of such termination, and the Committee may require that the participant disgorge any profit, gain or benefit from any such Award where the restrictions had lapsed up to 12 months prior to the participant's termination;
•
Annual Incentive Awards: All rights to an Annual Incentive Award are forfeited; and
•
Long-Term Performance Unit Awards/Performance Share Awards: Any outstanding Long-Term Performance Units or Performance Share Awards are forfeited, and the Committee may require that the participant disgorge any profit, gain or benefit from any Award paid to such participant up to 12 months prior to the participant's termination.

For purposes of the Omnibus Plan (as under the Option Plan), "cause" includes dishonesty, fraud or misrepresentation; inability to obtain or retain appropriate licenses; violation of any rule or regulation of any regulatory or self-regulatory agency or of any policy of Prudential Financial or any subsidiary; commission of a crime; breach of a written covenant or agreement not to misuse property or information; or any act or omission detrimental to the conduct of Prudential Financial's or any subsidiary's business in any way.

Approved Retirement. If a participant's employment terminates by reason of "Approved Retirement":

•
Options/SARs (including associated Dividend Equivalents): All outstanding Options, SARs and associated Dividend Equivalents shall become immediately exercisable in full and may be exercised by the participant at any time prior to the expiration of the term of the Options or within five years (or such shorter period as determined by the Committee at the time of grant) following the participant's Approved Retirement, whichever period is shorter;

•
Restricted Stock/Restricted Units (including associated Dividend Equivalents): Any restrictions will lapse as to outstanding Restricted Stock and Restricted Units and associated Dividend Equivalents would be paid;

•
Annual Incentive Awards: Such participant will receive a prorated Annual Incentive Award based on actual achievement of the performance goals for such performance cycle; and

•
Long-Term Performance Unit Awards/Performance Share Awards: Such participant will receive a prorated Award payment of such participant's Long-Term Performance Unit Awards and Performance Share Awards based on actual achievement of the performance goals for such performance cycle.

For purposes of the Omnibus Plan (as for the Option Plans), "Approved Retirement" generally means termination of a participant's employment, other than for "cause": (i) on or after the normal retirement date or any early retirement date established under any defined benefit pension plan maintained by the Company or a subsidiary and in which the participant participates, or (ii) on or after attaining age 50 and completing such period of service, as the Committee shall determine from time to time, when the participant does not participate in any such defined benefit pension plan maintained by the Company or a subsidiary.

Death or Disability. The Omnibus Plan also has default provisions for the treatment of Awards following termination of a participant's employment due to death or disability.

Termination for Other Reasons. If a participant's employment terminates for any reason other than resignation, termination for cause, approved retirement, death or disability, outstanding Awards are treated in the same manner as in the case of a resignation except that Options/SARs and associated Dividend Equivalents that are exercisable on the date of such termination may be exercised at any time prior to the expiration date of the term of the Options or the 90th day following termination of employment, whichever period is shorter; and, in the case of Long-Term Performance Unit Awards/Performance Share Awards, a prorated payment of the participant's Long-Term Performance Unit Award and Performance Share Award will be made as if the target performance goals for the performance cycle had been achieved.

Non-Transferability of Awards

Generally, no Awards granted under the Omnibus Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Committee may, in the Award agreement or otherwise, permit transfers of Nonstatutory Options with or without tandem SARs and freestanding SARs to certain family members.

Adjustment in Capitalization

If an "adjustment event" occurs, the Committee, in its discretion, shall adjust appropriately (a) the aggregate number of shares of Common Stock available for Awards, (b) the aggregate limitations on the number of shares that may be awarded as a particular type of Award or that may be awarded to any particular participant in any particular period, and (c) the aggregate number of shares subject to outstanding Awards and the respective exercise prices or base prices applicable to outstanding Awards. To the extent deemed equitable and appropriate by the Committee, and subject to any required action by Prudential Financial's shareholders, with respect to any "adjustment event" that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, any Award granted under the Omnibus Plan shall be deemed to pertain to the securities and other property, including cash, which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such an "adjustment event". For purposes of the Omnibus Plan, "adjustment event" means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar event affecting the Common Stock. Any shares of stock or cash or other property received with respect to any

Restricted Stock Award or Restricted Unit Award as a result of any adjustment event or any distribution of property shall (except in the case of a change of control or as otherwise provided by the Committee) be subject to the same terms, conditions and restrictions as are applicable to such shares of Restricted Stock or Restricted Units.

Change of Control

Upon the occurrence of a change of control of Prudential Financial, each outstanding Option and SAR shall become fully exercisable and all restrictions on outstanding Restricted Stock and Restricted Units shall lapse. In addition, any Long-Term Performance Unit Awards and Performance Share Awards outstanding will be paid in full at target. Such payments shall be made within 30 days of the change of control, and the participants may opt to receive such payments in cash. The Committee may, in its discretion, provide for cancellation of each Option, SAR, Restricted Stock and Restricted Stock Unit in exchange for a cash payment per share based upon the change of control price. This change of control price is the highest share price offered in conjunction with any transaction resulting in a change of control (or, if there is no such price, the highest trading price during the 30 days preceding the change of control event). Notwithstanding the foregoing, no acceleration of vesting or exercisability, cancellation, cash payment or other settlement shall occur with respect to any Option, SAR, Restricted Stock, Restricted Unit, Long-Term Performance Unit Award or Performance Share Award if the Committee reasonably determines in good faith prior to the change of control that such Awards will be honored or assumed or equitable replacement awards will be made by a successor employer immediately following the change of control and that such Awards will vest and payments will be made if a participant is involuntarily terminated without cause.

For purposes of the Omnibus Plan, "change of control" means: (i) the acquisition, directly or indirectly, of securities of Prudential Financial representing at least 25% of the combined voting power of the outstanding securities of Prudential Financial by any "person" (within the meaning of Section 3(a)(9) of the Exchange Act) other than by Prudential Financial, its subsidiaries or any employee benefit plan of Prudential Financial or its subsidiaries; (ii) within any 24-month period, a change in the majority of the Board of Directors of Prudential Financial in existence at the beginning of such period; (iii) the consummation of certain mergers, consolidations, recapitalizations or reorganizations, share exchanges, divisions, sales, plans of complete liquidation or dissolution, or other dispositions of all or substantially all of Prudential Financial's assets, which have been approved by Prudential Financial's shareholders, if Prudential Financial's shareholders do not hold a majority of the voting power of the surviving, resulting or acquiring corporation immediately thereafter; or (iv) any other event the Board of Directors determines to be a "change of control". Notwithstanding the foregoing, a change of control will not be deemed to have occurred merely as a result of an underwritten offering of the equity securities of Prudential Financial where no person acquires more than 25% of the beneficial ownership interests in such securities being offered.

Amendment

The Board of Directors may, at any time amend, modify, suspend or terminate the Omnibus Plan, in whole or in part, without notice to or the consent of any participant or employee; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Omnibus Plan, (ii) lower the minimum exercise price at which an Option (or the base price at which a SAR may be granted), or (iii) change the individual Award limits shall be subject to the approval of Prudential Financial's shareholders. No amendment, modification or termination of the Omnibus Plan may in any manner adversely affect any Award theretofore granted under the Omnibus Plan, without the consent of the participant. However, for purposes of this provision, any payments made in accordance with the change of control provision, described above, other accelerations of payments under the Plan, or any decision by the Committee to limit participation or other features of the Plan prospectively will not be deemed, an "adverse amendment" of the Omnibus Plan.

No Limitation on Compensation; Scope of Liabilities

Nothing in the Omnibus Plan limits the right of Prudential Financial to establish other plans if and to the extent permitted by applicable law. The liability of Prudential Financial, its subsidiaries and affiliates under the Omnibus Plan is limited to the obligations expressly set forth in the Plan.

New Plan Benefits

In January 2003, the Compensation Committee of the Board of Directors confirmed the appropriateness of adopting a 2003 long-term incentive program generally consisting of 50% stock options (under the Option Plan) and 50% in Restricted Stock (under the Omnibus Plan). In February 2003, the Committee approved the total value of 2003 long-term compensation for executives at or above the level of senior vice president. The Committee also approved option grants under the Option Plan to eligible individuals, including the Named Executives. The number of options granted was determined in accordance with a methodology intended to provide 50% of the value of each individual's long-term compensation.

In March 2003, the Board of Directors adopted the Omnibus Plan, subject to shareholder approval. The following chart indicates the current anticipated type and amount of participant Awards for the current fiscal year (which runs from January 1, 2003 through December 31, 2003), if the Omnibus Plan is approved. The actual benefits under the Omnibus Plan may change, depending upon further Committee action, the fair market value of the Common Stock at various future dates and other factors described below. Thus, it is not possible to determine currently the precise dollar amount of benefits that would be received by participants in the Omnibus Plan if such plan is approved by shareholders.

Prudential Financial, Inc. Omnibus Incentive Plan (2003 Executive Grants)

Name and Position	Types of Awards	Number of Units/Shares
Arthur F. Ryan Chairman and Chief Executive Officer	Performance Shares	76,430[1]
John R. Strangfeld, Jr. Vice Chairman, Investments Division	Performance Shares	45,858[1]
Vivian L. Banta Vice Chairman, Insurance Division	Performance Shares	45,858[1]
Rodger A. Lawson Vice Chairman, International Division	Performance Shares	38,215[1]
Mark B. Grier Vice Chairman, Financial Management	Performance Shares	30,572[1]
Executive Group (Including the Named Executives)	Performance Shares/Restricted Stock/Restricted Units[2]	291,200[2]
Non-Employee Director Group	N/A	N/A
Non-Executive Employee Group	Restricted Stock/Restricted Units	1,998,764

(1) The number of Performance Shares to be granted to the Named Executives is an estimate of the target number of Performance Shares to be granted. The actual number of Performance Shares granted, and the terms, conditions and value of any ultimate payment of such Awards, will be subject to performance standards determined and approved by the Compensation Committee in accordance with the Omnibus Plan's terms and to satisfy the requirements of Code Section 162(m).

(2) The Named Executives will receive Performance Shares as described above; all other grants for the members of the Executive Group and the Non-Executive Employee Group will be either Restricted Stock or Restricted Units (with associated Dividend Equivalents).

U.S. Federal Tax Implications for Certain Awards

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of Options and SARs under the Omnibus Plan.

The grant of an Option or SAR will create no tax consequences for the recipient or Prudential Financial. A recipient will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising a Nonstatutory Option or SAR, the recipient generally will recognize ordinary income equal to the excess of the fair market value of the freely transferable and nonforfeitable shares (and/or cash or other property) acquired on the date of exercise over the exercise price. The grant of an associated Dividend Equivalent will not result in taxable income to the participant unless and until actual cash payments are made to such participant from such Award.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the recipient generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the date of exercise of the ISO over the exercise price, or (ii) the amount realized upon the disposition of the ISO shares over the exercise price. Otherwise, a recipient's disposition of shares acquired upon the exercise of an Option (including an ISO for which the ISO holding periods are met) or SAR generally will result in short-term or long-term (which will always be the case for ISOs if the holding periods are met) capital gain or loss measured by the difference between the sale price and the recipient's tax basis in such shares (the tax basis in option shares generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the Option).

Prudential Financial generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the exercise of a Nonstatutory Option or SAR. Prudential Financial generally is not entitled to a tax deduction with respect to any amount that represents a capital gain to a recipient or that represents compensation in excess of $1 million paid to "covered employees" that is not "qualified performance-based compensation" under Section 162(m) of the Code. Accordingly, Prudential Financial will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the ISO holding periods prior to disposition of the shares and may not be entitled to any deduction with respect to certain Options or SARs that may be exercised by or granted to "covered employees".

Other Information

On April 4, the closing price of the Common Stock was $30.72.

The full text of the Omnibus Plan is available at www.investor.prudential.com/ShareOwner.cfm. You may also request a copy of the Omnibus Plan, provided without charge, by calling 1-877-998-ROCK (7625).

The Board of Directors recommends that shareholders vote "for" the approval of the Omnibus Incentive Plan.

Corporate Governance

The Board of Directors reviews Prudential Financial's policies and business strategies and advises and counsels the Chairman and Chief Executive Officer and the other executive officers who manage Prudential Financial's businesses. The Board currently consists of 15 Directors, including the Chairman, 14 of whom the Board has determined are "independent" as that term is defined in the proposed listing standards of the NYSE and in Prudential Financial's Corporate Governance Principles and Practices ("Corporate Governance Principles"). Shareholders may communicate with any of the independent Directors, including Committee Chairpersons, by writing to P.O. Box 949, Newark, New Jersey 07101-0949.

The Corporate Governance Principles were adopted by the Board of Directors of Prudential Financial at the time the Company became public in December 2001. In anticipation of revised listing standards of the NYSE, the Corporate Governance Committee conducted a thorough review of the Corporate Governance Principles and recommended several changes to the Board. The Corporate Governance Principles, as approved by the Board of Directors in March 2003, are included as Appendix "B" to this proxy statement.

In conjunction with its corporate governance review, the Board of Directors adopted a Three-Year Independent Director Evaluation, or "TIDE" policy, with respect to its Shareholder Rights Plan. In accordance with this policy, the Board's non-employee directors will evaluate the Shareholder Rights Plan at least every three years and make a determination whether the Shareholder Rights Plan continues to be in the best interest of shareholders.

During 2002, the Board of Directors held nine meetings. All of the independent outside Directors of the Board attended 75% or more of the combined total meetings of the Board and the committees on which they served in 2002. Mr. Ryan is not a member of any of the following committees: Audit, Compensation and Corporate Governance, which are comprised solely of independent members of the Board of Directors. He is a member of all other Board committees, although he attends such meetings only when needed. Since he does not participate in committee work on a regular basis, we have not listed him as a committee member or calculated his attendance percentages with respect to committees. He attended 100% of all Board meetings in 2002.

Committees of the Board of Directors

The Board of Directors has established various committees to assist in discharging its duties, including standing Audit, Compensation and Corporate Governance committees. The primary responsibilities of each of the standing committees of Prudential Financial's Board of Directors are set forth below, together with their membership in 2002 as of the date hereof.

Audit Committee

Members: Directors Becker (Chair), Cullen, Schmertz, Unruh and Van Ness.

Number of Meetings in 2002: 9

The primary purpose of the Audit Committee, which consists solely of independent Directors as defined by the rules of the NYSE, is to assist the Board of Directors in its oversight of the Company's accounting and financial reporting processes, the adequacy of the systems of internal control established by management and the Company's financial statements and the independent audit thereof. Among other things the Audit Committee:

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Appoints the independent auditors and evaluates their independence and performance;

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Reviews the audit plans for and results of the independent audit and internal audits; and

•
Reviews reports related to processes established by management to provide compliance with legal and regulatory requirements.

Business Ethics Committee

Members: Directors Van Ness (Chair), Casellas, Gray and Hiner.

Number of Meetings in 2002: 2

The primary responsibility of the Business Ethics Committee is:

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Overseeing the Company's ethics statement and conflicts of interest policies.

Compensation Committee

Members: Directors Thomson (Chair), Cullen, Hiner and Horner.

Number of Meetings in 2002: 8

The primary responsibilities of the Compensation Committee are:

•
Overseeing and taking actions with respect to the promotion and compensation of senior management and the human resources policies of Prudential Financial, including its salary and benefits policies; and

•
Overseeing executive succession planning.

Corporate Governance Committee

Members: Directors Gray (Chair), Becker, Horner and Unruh.

Number of Meetings in 2002: 4

The primary responsibilities of the Corporate Governance Committee are:

•
Making recommendations to the Board of Directors regarding corporate governance issues and practices, nominations for elections of Directors, the composition of standing committees and the appointment of chairpersons for any committee of the Board of Directors.

The Corporate Governance Committee considers recommendations for Board of Directors nominations from many sources, including shareholders. If a shareholder would like to bring such a recommendation to the Committee's attention, he or she should submit the name and biographical information to Prudential Financial's Secretary at 751 Broad Street, Newark, New Jersey 07102.

Executive Committee

Members: Directors Thomson (Chair), Becker, Gray, Malkiel, Van Ness and Ryan.

Number of Meetings in 2002: 0

The primary responsibility of the Executive Committee is:

•
Between meetings of the Board of Directors, to exercise the corporate powers of the corporation except for those powers reserved to the Board of Directors by the By-laws or otherwise.

Finance Committee

Members: Directors Malkiel (Chair), Agnew, Casellas, Gilmour and Hanson.

Number of Meetings in 2002: 8

The primary responsibilities of the Finance Committee are:

•
Overseeing and taking actions with respect to the capital structure of Prudential Financial, including borrowing levels, subsidiary structure, major capital expenditures and funding of the pension plan.

Investment Committee

Members: Directors Malkiel (Chair), Agnew, Casellas, Gilmour and Hanson.

Number of Meetings in 2002: 6

The primary responsibilities of the Investment Committee are:

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Periodically receiving reports from management relating to and overseeing the acquisition, management and disposition of invested assets;

•
Reviewing the investment performance of the pension plan and funded employee benefit plans; and

•
Periodically receiving reports from management on investment risks and exposures, as well as the investment performance of products and accounts managed on behalf of third parties.

Compensation of Directors

Each Director who is not an officer or employee of Prudential Financial receives an annual retainer of $77,500 in cash, which may be deferred, at the Director's option, in the Deferred Compensation Plan summarized below. He or she also receives $77,500 in the form of stock units of Prudential Financial that are deferred until termination of service on the Board of Directors. The chairperson of each committee receives an additional annual retainer fee of $10,000. During 2002, three Directors received $3,750 each and one Director received $1,250 for attending meetings of Prudential Financial's Community Resources Committee, a committee composed of members of management and the Board of Directors. Any Director who joins the Board of Directors after January 1, 2003 will receive a one-time grant with a value of $100,000 in the form of Prudential Financial stock units that will be deferred until termination of service on the Board of Directors. This one-time grant was established in connection with the prospective termination of the Pension Plan for Non-Employee Directors as described below.

Directors' Deferred Compensation and Pension Plans

The Deferred Compensation Plan was amended in September 2002 in order to further align Director and shareholder interests. As noted above, effective January 1, 2003, $77,500 per year is automatically deferred in a notional account which replicates an investment in the Prudential Financial Common Stock Fund under the Prudential Employee Savings Plan ("PESP"). In addition, a Director may elect to invest his or her Cash Based Fees in notional accounts that replicate investments in either the Prudential Financial Common Stock Fund or the Fixed Rate Fund, which accrues interest, from time to time, in the same manner as funds invested in the Fixed Rate Fund of the PESP. While the Deferred Compensation Plan was adopted prior to the effective date of applicable shareholder approval requirements, the Board of Directors is requesting shareholder ratification of the Deferred Compensation Plan in the interest of sound corporate governance. A description of the material terms of the Deferred Compensation Plan is set forth under Item 3 - Ratification of the Deferred Compensation Plan for Non-Employee Directors, beginning on page 6.

Prior to Prudential Financial becoming a public company, Prudential Insurance established a Pension Plan for Non-Employee Directors. The Pension Plan provides an annual benefit for the life of the Director equal to the lower of the basic annual retainer fee as of the date a Director retires and $30,000. In accordance with intentions described in Prudential Financial's previous proxy statement, the Pension Plan was amended in September 2002 to provide current and recently retired Directors the option of forfeiting their benefits under the Pension Plan in exchange for a one-time grant of stock units having a value on January 3, 2003 of $225,000 payable up to ten years following termination of service on the Board of Directors. Directors who join the Board of Directors after January 1, 2003 are not eligible to participate in the Pension Plan.

Compensation Committee Interlocks and Insider Participation

Glen H. Hiner served on the Company's Compensation Committee during all of 2002. Until April 2002, he was Chairman and Chief Executive Officer of Owens Corning, affiliates of which entered into the business transactions described below under "Certain Relationships and Related Transactions" prior to Mr. Hiner's joining the Board of Directors of Prudential Insurance.

Certain Relationships and Related Transactions

In the ordinary course of business, we may from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also Directors of Prudential Financial. In all cases, these transactions are conducted on an arm's length basis. These transactions may not come to the attention of the Directors of Prudential Financial or of the other corporations or financial institutions involved. In addition, from time to time executive officers and Directors of Prudential Financial may engage in transactions in the ordinary course of business involving services we offer, such as insurance and investment services, on terms similar to those extended to employees of Prudential Financial and its subsidiaries and affiliates generally.

Mr. Glen H. Hiner, a Director of Prudential Financial since 2001 and Prudential Insurance since 1997, had been the Chairman and Chief Executive Officer of Owens Corning from 1992 until his retirement on April 18, 2002. Prior to Mr. Hiner's joining the Board of Directors of Prudential Insurance, Prudential Insurance entered into several transactions with Owens Corning affiliates. On December 29, 1993, Prudential Insurance purchased $26,551,000 aggregate principal amount of 6.58% notes of The Industrial Development Board of the City of Jackson due March 31, 2004. On December 23, 1996, Prudential Insurance purchased $32,200,000 aggregate principal amount of 7.31% notes of The Industrial Development Board of the City of Jackson also due March 31, 2004. The Industrial Development Board of the City of Jackson entered into a Head Lease Agreement with Owens-Corning Fiberglas Corporation, dated December 15, 1993, as amended on December 23, 1996, pursuant to which Owens-Corning Fiberglas Corporation became a lessee to the issuer under both the 1993 financing and the 1996 financing. The largest amounts outstanding during fiscal year 2002 were $9,697,260 and $15,846,033, respectively. The principal amounts outstanding as of December 31, 2002 were $7,111,991 and $11,436,799, respectively.

Mr. Allan D. Gilmour, a Director of Prudential Financial since 2001 and Prudential Insurance since 1995, became Vice Chairman and Chief Financial Officer of Ford Motor Company ("Ford") in May 2002. He previously retired as Vice Chairman of Ford in 1995. In the ordinary course of business, the Company and its affiliates purchase debt securities in the public and private markets. With respect to Ford, Prudential Financial's affiliates held an aggregate of $376,569,111 of debt securities as of December 31, 2002 with an average interest rate of 5.81%. The largest amount outstanding during 2002 was $535,082,758. The holdings of the Company and its affiliated entities in debt securities of Ford are consistent with internal guidelines with respect to single issuers of comparable creditworthiness, and have not increased in size since Mr. Gilmour became an executive officer of Ford in May 2002. In March 2003, Prudential Securities Group entered into an agreement with Ford whereby it would extend to Ford a $25 million unsecured revolving credit facility under which amounts outstanding would bear interest at the then current prime rate. There were no amounts outstanding under this credit facility as of April 1, 2003.

Report of the Audit Committee

In accordance with its written charter, which was approved in its current form by the Board of Directors on March 11, 2003, the Audit Committee assists the Board of Directors in its oversight of the accounting, auditing and financial reporting practices of Prudential Financial. The Audit Committee Charter ("Charter") is included as Appendix "A" of this proxy statement.

The Audit Committee consists of five members who, in the business judgment of the Board of Directors, are independent and financially literate as those terms are defined by the rules of the NYSE. In addition, the Board of Directors has determined that one member of the Audit

Committee, Mr. Unruh, satisfies the financial expertise requirements of the NYSE and has the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the Securities and Exchange Commission.

Management is responsible for the preparation, presentation and integrity of the financial statements of Prudential Financial and for maintaining appropriate accounting and financial reporting policies and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers is responsible for auditing the financial statements of Prudential Financial and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee holds executive sessions with representatives of PricewaterhouseCoopers in the absence of management to encourage a full exchange of information.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of Prudential Financial as of and for the year ended December 31, 2002 with management and Prudential Financial's independent auditors. The Audit Committee also discussed with Prudential Financial's independent auditors the matters required to be discussed in Statement on Auditing Standards No. 61, "Communications with Audit Committees", as currently in effect.

The Audit Committee received from the independent auditors a formal written statement as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", as currently in effect. The Audit Committee also considered whether the provision to Prudential Financial of non-audit services by PricewaterhouseCoopers is compatible with maintaining the independence of PricewaterhouseCoopers.

The Audit Committee has discussed with Prudential Financial's Chief Auditor and with the independent auditors the overall scope and plans for their audits of Prudential Financial. The Audit Committee meets with the Chief Auditor and the independent auditors, with and without management present, to discuss the results of their respective examinations. In determining whether to reappoint PricewaterhouseCoopers as Prudential Financial's independent auditors, the Audit Committee took into consideration a number of factors, including their proposed audit scope and plan, the quality of the Audit Committee's on-going discussions with PricewaterhouseCoopers and an assessment of the professional qualifications and past performance of the key engagement executives of PricewaterhouseCoopers.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Moreover, the Audit Committee's oversight does not provide an independent basis to determine that management has used or maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussion referred to above do not assure that the audit of Prudential Financial's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Prudential Financial's auditors are in fact independent.

The Audit Committee has adopted a policy of pre-approving all audit and non-audit services performed by PricewaterhouseCoopers. The Audit Committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact the Audit Committee.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Prudential Financial be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
 Frederic K. Becker (Chairman)
James G. Cullen
Ida F. S. Schmertz
James A. Unruh
Stanley C. Van Ness

Compensation Committee Report on Executive Compensation

This is our second report to you, the shareholders of Prudential Financial. The Compensation Committee of our Board of Directors is composed solely of Directors who are considered to be independent under all applicable legal and regulatory standards. We are directly responsible to the Board of Directors, and through it to our shareholders, for developing and administering the compensation program for the Company's officers and key employees of senior management and the human resources policies of Prudential Financial, including its salary and benefits policies. We are supported in our work by the head of the Human Resources Department and her staff, and the Compensation Committee uses an independent executive compensation consulting firm for advice on matters of senior executive compensation, including Chief Executive Officer compensation.

Compensation Philosophy and Strategy

The philosophy behind Prudential Financial's compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with shareholder interests. Our goal is for Prudential Financial to have a competitive advantage in recruiting and retaining employees through its high-quality compensation practices. Equally important, we view compensation practices as a means for communicating our goals and standards of performance and for motivating and rewarding employees in relation to their achievements.

Prudential Financial competes in several different businesses, most of which are involved in helping individuals manage financial risk and secure their financial futures. These businesses draw their key people from different segments of the marketplace. Thus, below top corporate management, our compensation programs are designed with the flexibility to be competitive and motivational within the different marketplaces in which we compete for talent, while being subject to centralized design, approval and control.

Overall, the same principles that govern the compensation of all our salaried associates apply to the compensation of Prudential Financial's executives. Within this framework, the Committee believes:

1.
All associates should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber associates at all levels. In determining market competitiveness, we regularly review the compensation of our executives against that of designated competitors and generally set compensation to be between the median and top quartile of the competition, depending on the experience and performance of the individual.

2.
A significant portion of the annual compensation of executives and key associates should vary with annual business performance and each individual's contribution to that performance.

3.
In addition to rewards for annual results, executives should be rewarded for achieving long-term results. In the past, these rewards have been measured against goals we set. Consistent with our transformation to a public company, rewards are being aligned increasingly with shareholder interests.

4.
A significant portion of executives' compensation, including that of major business unit leaders and their staffs, should be tied to measures of performance of the business as a whole.

5.
Special benefits and perquisites for management should be minimized and based on business necessity.

6.
Over time, the interests of executives should be linked with those of shareholders through the risks and rewards of the ownership of Prudential Financial stock.

Program Elements and 2002 Results

Prudential Financial's current compensation program for its executives, including our Chairman and Chief Executive Officer ("CEO"), consists of three main elements: base salaries, annual incentives and long-term incentives. Mr. Ryan makes compensation recommendations annually to the Compensation Committee for executives at the senior vice president level and above, which we review and discuss with him. We approve those at the senior vice president level, while approving, reporting and obtaining ratification from the full Board of Directors for the CEO and for those at the vice chairman and executive vice president levels.

Base Salaries

Base salaries for our executives are determined taking into consideration the relative importance of the position, the competitive marketplace and the individual's performance and contribution. Salaries are reviewed annually, and increases are granted when warranted. Reflecting practices in the financial community, most of our focus is on annual and longer-term incentives. Thus, it is common for an executive to have his or her salary increased only infrequently and then mostly related to job changes.

Annual Incentives

Annual incentives are paid under our Annual Incentive Plan, which covers approximately 11,000 of our officers, managerial and professional associates, including our executives and the CEO. We have established several different bonus pools under the Annual Incentive Plan. The annual incentives for our senior executives, including our CEO, are paid through the senior executive pool. Other pools are established for our different business groups and corporate staff functions. Each participant in a pool is assigned a basic funding amount for the pool. The sum of participants' basic funding amounts forms the target bonus pool for those participants. Each target bonus pool amount is then modified to reflect the performance of the covered group for the year. To modify the target bonus pool amount, a multiplier factor that is based on the Company's performance factor and can range from 0 to 4.0 is assigned to each pool. For the senior executive pool and most employees in the corporate functions, the Company's performance factor is determined by assessments of performance in relation to financial, non-financial and strategic objectives set for the year for the Company as a whole. Generally, 25% of the performance factor for the other pools will be attributable to the performance of the Company as a whole and 75% by the performance of the specific business group. For the senior executive pool, the Company performance factor that we recommended and the Board of Directors approved for 2002 was 1.5625, which was based on performance relative to goals set at the beginning of the year as well as the previous year's results. As part of the annual compensation review process, either the Board of Directors or we approve the allocation of the resultant pool to participants at the senior executive level.

Long-Term Incentives

During 2002, Prudential Financial took steps to transition its compensation program to one appropriate to a public company by modifying the performance matrices for valuing units in the Prudential Long-Term Performance Unit Plan (the "PUP"), reducing the reliance on the PUP for long-term compensation and granting stock options, all as described below.

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Performance Unit Plan

Long-term incentives have been in the form of cash performance units since the PUP was first introduced in 1995. New grants are made annually to selected vice presidents and other executives at the senior vice president level and above. Each grant covers a three-year performance period. Hence, at any point in time there are three overlapping performance unit cycles outstanding. For the 2002-2004 cycle, there were 466 participants at the time of grant.

At the start of each plan cycle, we allocate performance units from a pool to participants, based on our evaluation of the importance of each position, each individual's performance and market considerations. For the 2000-2002 and 2001-2003 PUP cycles, we set Company-wide performance goals at the start of each cycle for determining the value of the performance unit pool at the end of the cycle. The methodology for determining PUP unit values for the 2002-2004 plan cycle is described below. The Board of Directors or we approve the grant level for our senior executives as part of the annual compensation process. The target value of each performance unit is determined by dividing the total value of the performance-adjusted pool by the number of performance units in the pool.

If the Company's cumulative performance during each three-year performance period meets the performance goals we set at the start of each cycle, each performance unit will equal its target value. We also set minimum performance standards. For performance below that threshold, performance units have no value. If cumulative performance is above the targets we set, performance units have a value above target. The Committee may adjust the final unit value by up to +/-15% to take into consideration unforeseen events when the plan was established.

The performance units that were paid in February 2003 were granted under the 2000 PUP. Each performance unit had a target value of $780. The performance period covered was 2000 through 2002. We set performance goals at the start of the period to achieve "cumulative operating earnings" and "cumulative operating margin" goals, as such terms are defined in the PUP. Performance for the 2000-2002 performance period was 91% of the cumulative plan, resulting in a unit value of $643.10. Taking into account the Company's achievements during the period, despite three successive years of weak market conditions, the Committee made a positive adjustment of 10% in performance unit value for a final value of $708 per unit.

For the 2002-2004 performance period cycle, Prudential Financial modified the performance measures for the PUP to better align the financial interests of management and employees with those of our shareholders. The performance measure we selected was determined by the Company's total shareholder return relative to other companies comprising the peer group Financial Services Composite Index on page 33. In light of our strategy to increase the level of equity compensation over time, the 2002-2004 performance period will be the final performance period for which awards may be earned under the PUP.

We also decreased the size of target awards under the PUP for the 2002-2004 cycle by approximately 50% from prior levels. The remainder of long-term incentive compensation for 2002, up to competitive levels, was comprised of stock options as described below.

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Stock Option Plan

Our Stock Option Plan was approved by the Board of Directors in January 2001, and to the extent required under the New Jersey Demutualization Law, by the New Jersey Commissioner of Banking and Insurance on October 15, 2001. In December 2001, we made a one-time founders grant of stock options to approximately 51,000 employees and agents of Prudential Financial and its subsidiaries globally, excluding officers of Prudential Financial, Prudential Insurance and their equivalents in other subsidiaries. Under this grant, called the Associates Grant, options for 240 shares were awarded on the IPO date to each eligible full-time associate and half that number to each eligible part-time employee. The exercise price was generally set at $27.50 per share, which was identical to our IPO price. Options were granted on approximately 12,000,000 shares under the Associates Grant.

In accordance with the Plan of Reorganization relating to Prudential Insurance's demutualization, we made an initial grant of stock options to vice presidents of Prudential Financial and their equivalents on June 19, 2002, and to senior vice presidents and above, including our CEO, on December 18, 2002. The grants made to Mr. Ryan and other top executive officers are described in the Option Grant Table on page 31.

CEO Compensation

At the CEO level, we compare our total compensation program against CEO compensation opportunities in the same group of companies that comprise the peer group Financial Services Composite Index shown on our stock performance graph on page 33.

Mr. Ryan's base salary is $1,000,000. It has remained unchanged since he was hired as our CEO in 1994.

With respect to annual incentives, for 2002 Mr. Ryan's target funding amount was $2,200,000. This amount was then multiplied by the 1.5625 Company performance factor to arrive at the calculated amount. We then evaluated Mr. Ryan's performance for 2002 taking into account financial results and non-financial and strategic factors, such as meeting public company reporting requirements during the Company's first full year as such and positioning the Company for future growth. We approved a performance bonus of $3,500,000, which was ratified by the Board of Directors.

Under our long-term incentive plan, Mr. Ryan was allocated 5,129 units at the start of the 2000-2002 cycle, resulting in a target performance unit payment for the cycle of $4,000,000. At the ending value of $708 per unit, the amount earned by Mr. Ryan was $3,631,332.

In February 2002, Mr. Ryan was allocated 3,208 units under the 2002-2004 PUP, with a target payment of $2,502,240.

In December 2002, Mr. Ryan was granted 423,119 stock options, one-third of which will vest in three equal installments on the first, second and third anniversary of the date of grant.

Base salary, annual incentive and long-term incentive payments for Mr. Ryan and other top executive officers are shown on the Summary Compensation Table on page 27.

Stock Ownership Guidelines and Stock Retention Requirements

We have adopted stock ownership guidelines for our senior executives to encourage them to build their ownership position in our stock over time by direct market purchases, by making investments available through the Prudential Employee Savings Plan and by retaining shares they earn through our equity incentive and option plans. These guidelines are stated as stock value as a percent of base salary and are 200% for senior vice presidents, 300% for vice chairmen and executive vice presidents and

500% for our CEO. The guidelines are meant to be achieved over five years.

We have also adopted stock retention requirements for executive officers. Each executive officer who has not satisfied his or her ownership guidelines is required to retain 50% of the net shares (after payment of the applicable exercise price, if any, applicable fees and applicable taxes) acquired upon the exercise of stock options or the vesting of any Restricted Stock. The executive is required to hold such shares until the later of (i) one year following the date of acquisition of such shares, or (ii) the date that the executive satisfies the ownership guidelines.

New Program Elements for 2003

The Board approved the Omnibus Plan in March of 2003, subject to shareholder approval. The adoption of this plan is part of our strategy to transition our compensation program to include a higher proportion of equity compensation as part of total compensation. We intend to replace the PUP with Performance Shares or Restricted Stock. The Omnibus Plan is more fully described beginning on page 11.

Policy on Tax Deductibility of Executive Compensation

It is our policy to structure and administer our annual and long-term incentive plans and stock option grants for our CEO and other executive officers to maximize the tax deductibility of the payments as "performance" compensation under the Code. In 2002, all such compensation was deductible; however, we reserve the right to provide benefits that may not be tax deductible, if we believe it is in the best interests of Prudential Financial and our shareholders to do so.

Closing Remarks

The Committee believes that the caliber and motivation of Prudential Financial's key employees and the quality of their leadership make a significant difference in the long-term performance of the Company. During 2001 and 2002, we introduced stock options and opportunities for direct stock ownership to align the interests of our executives and employees with those of our shareholders. This continues to be an important part of our transition from a mutual company to a public company.

THE COMPENSATION COMMITTEE
 Richard M. Thomson (Chairman)
James G. Cullen
Glen H. Hiner
Constance J. Horner

Compensation of Executive Officers

Currently and in 2002, Mr. Ryan and the four most highly paid executive officers of Prudential Financial participate in certain pension and profit-sharing retirement plans sponsored by Prudential Insurance that are either intended to qualify for tax-favored treatment under Section 401(a) of the Code or are nonqualified arrangements which, by their design, do not result in current taxation to such executives of any accrued but unpaid benefits. These plans include: (a) The Prudential Merged Retirement Plan, a defined benefit pension plan intended to qualify under Section 401(a) of the Code (the "Merged Retirement Plan"); (b) The Prudential Supplemental Retirement Plan, a nonqualified retirement plan designed to provide benefits to eligible employees in excess of the amounts permitted to be paid by the Merged Retirement Plan under Section 401(a) of the Code (the "Supplemental Retirement Plan"); (c) the PESP, a defined contribution profit-sharing plan intended to qualify under Section 401(a) of the Code and to be subject to the requirements of Section 401(k) of the Code; and (d) the Prudential Supplemental Employee Savings Plan, a nonqualified profit-sharing plan designed to provide benefits to eligible employees in excess of certain amounts permitted to be contributed under the PESP (the "SESP").

Summary Compensation Table

The following Summary Compensation table includes individual compensation information on Mr. Ryan and the four other most highly paid executive officers in 2002 (collectively, the "Named Executives").

	Annual Compensation						Long-Term Compensation
							Awards	Payouts
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation($)	Stock Options	LTIP Payouts($)		All Other Compensation($)[1]
Arthur F. Ryan Chairman and Chief Executive Officer	2002 2001 2000	$ $ $	1,000,000 1,000,000 1,000,000	$ $ $	3,500,000 3,500,000 4,000,000	—	423,119	$ $ $	3,631,332 3,621,074 3,395,000	$ $ $	37,231 37,931 28,477
John R. Strangfeld, Jr. Vice Chairman, Investments Division	2002 2001 2000	$ $ $	600,000 600,000 484,038	$ $ $	2,300,000 2,500,000 2,000,000	—	136,315	$ $ $	1,749,468 1,712,050 1,493,800	$ $ $	21,231 21,931 14,521
Vivian L. Banta Vice Chairman, Insurance Division	2002 2001 2000	$ $ $	500,000 500,000 459,026	$ $ $	1,800,000 1,500,000 1,600,000	—	109,052	$ $ $	1,274,400 1,267,270 1,455,776	$ $ $	19,923 20,000 1,011,821
Mark B. Grier Vice Chairman, Financial Management	2002 2001 2000	$ $ $	500,000 500,000 489,038	$ $ $	1,600,000 1,500,000 1,500,000	—	81,789	$ $ $	1,663,800 1,393,644 1,629,600	$ $ $	20,000 20,000 5,100
Rodger A. Lawson Vice Chairman, International Division	2002 2001 2000	$ $ $	450,000 450,000 450,000	$ $ $	1,600,000 1,200,000 1,200,000	—	81,789	$ $ $	1,525,032 1,520,724 1,629,600	$ $ $	18,000 18,000 3,635

(1) Includes 2002 payments to Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Grier and Mr. Lawson of (i) employer contributions under the PESP in the amounts of $5,231, $5,231, $7,923, $8,000 and $8,000, respectively, and (ii) employer contributions credited under the SESP in the amounts of $32,000, $16,000, $12,000, $12,000 and $10,000, respectively. For 2001, includes payments to Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Grier and Mr. Lawson of (i) employer contributions under the PESP in the amounts of $4,731, $4,731, $6,800, $6,800 and $6,800, respectively, and (ii) employer contributions credited under the SESP in the amounts of $33,200, $17,200, $13,200, $13,200 and $11,200, respectively. For 2000, includes payments to Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Grier and Mr. Lawson of (i) employer contributions under the PESP in the amounts of $3,577, $5,100, $3,150, $5,100 and $3,635, respectively, and (ii) employer contributions credited under the SESP in the amounts of $24,900, $9,421, $8,671, $0 and $0, respectively. The amount for Ms. Banta also includes a $1,000,000 payment made pursuant to her agreement to join Prudential Financial.

Retirement Plans

Prudential Insurance, an indirectly wholly owned subsidiary of Prudential Financial, sponsors two primary defined benefit retirement plans: the Merged Retirement Plan, which is subject to both ERISA and the qualification rules of the Code; and the Supplemental Retirement Plan which is a "nonqualified" retirement plan exempt from most of ERISA's substantive provisions and designed to provide benefits larger than those permitted under the qualification rules.

The Merged Retirement Plan has two formulas under which employees may have their retirement benefits determined: the "traditional" pension formula or the "cash balance" pension formula.

Benefits payable under the Traditional Pension Plan are not subject to offset for Social Security benefits. Final Average Earnings is generally defined as the average of annual earnings during the Earnings Base Period, not including the two years of lowest annual earnings. The Earnings Base Period for 2002 began on January 1, 1995. Compensation considered in determining annual earnings for the Named Executives includes base salary and Annual Incentive Plan payments.

As of December 31, 2002, the estimated Final Average Earnings and years of credited service of the Named Executives under the Traditional Pension Plan were: Mr. Ryan, $4,299,744 and 8 years (plus additional credited amounts under the Prudential Insurance Supplemental Executive Retirement Plan, described below) and Mr. Strangfeld, $1,941,576 and 25 years.

Traditional Pension Formula

The following table shows the estimated annual retirement benefits payable, assuming retirement at age 65, to participants under the Prudential Traditional Retirement Plan component of the Merged Retirement Plan and the Supplemental Retirement Plan, described below (collectively, the "Traditional Pension Plan"), at the levels of Final Average Earnings and years of credited service contained in the respective plans.

Pension Plan Table
Estimated Annual Retirement Plans Benefits - Traditional Pension Plan

	Years of Credited Service
Final Average Earnings	10	15	20	25	30	35	40	45

$ 800,000	$157,436	$236,154	$314,872	$393,590	$433,097	$472,604	$512,308	$552,308
$1,200,000	$237,436	$356,154	$474,872	$593,590	$653,097	$712,604	$772,308	$832,308
$1,600,000	$317,436	$476,154	$634,872	$793,590	$873,097	$952,604	$1,032,308	$1,112,308
$2,000,000	$397,436	$596,154	$794,872	$993,590	$1,093,097	$1,192,604	$1,292,308	$1,392,308
$2,400,000	$477,436	$716,154	$954,872	$1,193,590	$1,313,097	$1,432,604	$1,552,308	$1,672,308
$2,800,000	$557,436	$836,154	$1,114,872	$1,393,590	$1,533,097	$1,672,604	$1,812,308	$1,952,308
$3,200,000	$637,436	$956,154	$1,274,872	$1,593,590	$1,753,097	$1,912,604	$2,072,308	$2,232,308
$3,600,000	$717,436	$1,076,154	$1,434,872	$1,793,590	$1,973,097	$2,152,604	$2,332,308	$2,512,308
$4,000,000	$797,436	$1,196,154	$1,594,872	$1,993,590	$2,193,097	$2,392,604	$2,592,308	$2,792,308
$4,400,000	$877,436	$1,316,154	$1,754,872	$2,193,590	$2,413,097	$2,632,604	$2,852,308	$3,072,308
$4,800,000	$957,436	$1,436,154	$1,914,872	$2,393,590	$2,633,097	$2,872,604	$3,112,308	$3,352,308

The benefits shown above are stated in the form of a straight life annuity for the participant. Other optional forms of payment are available.

Cash Balance Formula

Effective January 1, 2001, a cash balance pension plan formula was added to the Merged Retirement Plan for employees hired on or after January 1, 2001. In conjunction with this decision, the Company offered in 2001 a one-time conversion election, known as "Pension Choice", for then-current participants in the Traditional Pension Plan to choose whether to have retirement benefits determined under the traditional pension formula or the cash balance pension formula.

Pension benefits under the Prudential Cash Balance Pension Plan Document component of the Merged Retirement Plan and the Supplemental Retirement Plan (collectively, the "Cash Balance Pension Plan") are generally stated as a lump sum amount, although participants may also elect to have benefits distributed as an annuity. Benefits are computed using a cash balance methodology that provides for basic credits equal to 2 to 14 percent (depending on age and service) of eligible earnings. Interest credits are made to the participant's hypothetical account each month. The Cash Balance Pension Plan sets the interest rate each year based on the average yield on 30-year U.S. Treasury securities (constant maturities) for October of the prior year (or similar benchmark determined by the Internal Revenue Service), with a minimum rate of 4.25%.

Employees who chose to have their benefits determined under the Cash Balance Pension Plan through the Pension Choice process had their accrued benefits under the Traditional Pension Plan as of January 1, 2002, converted to cash balance accounts based on the present value of the accrued benefits as of that date. The accrued benefit under the Traditional Pension Plan was frozen as of January 1, 2002, and, combined with a special protective "anti-wear-away" accrual, represents a minimum plan benefit. These participants also receive transition credits of 2.5 percent of eligible earnings from January 1, 2002 through December 31, 2006.

Benefits payable under the Cash Balance Pension Plan are not subject to offset for Social Security benefits. Eligible earnings include base salary and Annual Incentive Plan payments.

As of December 31, 2002, the account balances of the Named Executives under the Cash Balance Pension Plan were: Ms. Banta, $506,868; Mr. Grier, $1,139,627; and Mr. Lawson, $1,241,072.

Supplemental Retirement Plans

The Supplemental Retirement Plan is designed to provide benefits that would have been provided under the Traditional Pension Plan or the Cash Balance Pension Plan of the Merged Retirement Plan except for legislation that limits the amount of pension benefits that may be paid from a qualified retirement plan and earnings that may be considered in determining pension benefits under a qualified retirement plan. Credited amounts under this plan are included in the Final Average Earnings and years of credited service or account balances noted above.

Prudential Insurance Supplemental Executive Retirement Plan/Prudential Financial, Inc. Supplemental Executive Retirement Plan

In 2002, Prudential Insurance amended, restated and renamed its Executive Supplemental Retirement Plan as the Prudential Insurance Supplemental Executive Retirement Plan (the "Prudential Insurance SERP"), for eligible employees of Prudential Insurance. Prudential Financial also adopted a comparable plan, called the Prudential Financial, Inc. Supplemental Executive Retirement Plan (the "PFI SERP"), for eligible employees of affiliated entities other than Prudential Insurance.

The Prudential Insurance SERP and PFI SERP provide supplemental retirement benefits, including "Mid-Career Hire Benefits" that compensate eligible individuals for retirement benefits lost when they left their previous employers. Under this provision of these plans, the benefit calculation includes service with the prior employer in the benefits calculation under the Merged Retirement Plan and the Supplemental Retirement Plan.

Under the Mid-Career Hire Benefits provision, we will calculate a hypothetical benefit under the Merged Retirement Plan and the Supplemental Retirement Plan by including service with the former employer in the calculation. The benefit payable under these plans will be an amount equal to the difference, if any, between the hypothetical benefit and the benefit the employee is eligible to receive under the former employer's pension plan, the Merged Retirement Plan and the Supplemental Retirement Plan.

Mr. Ryan is eligible for a Mid-Career Hire Benefit under the Prudential Insurance SERP. As of December 31, 2002, the years of credited service for Mr. Ryan under the hypothetical benefit was 30 years compared to the 8 years of credited service under the Traditional Pension Plan. Mr. Ryan's benefit under this plan will be in addition to the benefit derived from credited service noted above for the Traditional Pension Plan.

Prudential Severance and Senior Executive Severance Plan; Change of Control Program

Severance Plans

Currently, each of the Named Executives, other than the CEO, is eligible for benefits under the Prudential Severance Plan and the Prudential Severance Plan for Senior Executives if such executive incurs an "Eligible Termination". An "Eligible Termination" is defined as an involuntary termination of employment with Prudential Financial or a "participating company" that is a result of: (a) the closing of an office or business location; (b) a reduction in force or downsizing; (c) the restructuring, reorganization or reengineering of a business group, unit or department; (d) a job elimination; or (e) such other factors and circumstances as the Compensation Committee determines in its sole discretion. The severance paid to each Named Executive is based on the individual's years of service and "Weeks of Eligible Compensation", which is based on the individual's annual base salary and a three-year average of the individual's bonus payments under the Annual Incentive Plan, plus any amount due under the terms of the PUP otherwise payable immediately after termination of employment. There is a minimum guarantee of 52 weeks of eligible compensation, and an additional 26 weeks may be added subject to the approval of the Compensation Committee. Payments under the Prudential Severance Plan for Senior Executive are reduced, however, by the amount of any severance or similar benefits from Prudential Insurance or any affiliate, including the change of control program described below and by any amounts owed to Prudential Financial or one of its affiliates by the affected employee.

Change of Control Program

We have also adopted an Executive Change of Control Severance Program to help (i) assure executives of fair treatment in case of involuntary termination following a change of control, (ii) assure executives' objectivity for shareholders' interests, and (iii) attract and retain key talent during uncertain times. Each of the Named Executives, including the CEO, is eligible for benefits under this program. A change of control generally includes these events: 1) any person's becoming the beneficial owner of 25% or more of our voting securities, 2) a change in a majority of persons serving on the Board of Directors (excluding newly elected directors who are elected or nominated by a majority of the directors who were in office prior to the change), or 3) consummation of a merger, consolidation, sale or other disposition of our assets or similar corporate transactions (unless our shareholders control the voting power of the surviving, resulting or acquiring corporation). The Board of Directors also has the right to designate any other event as a change of control. The program covers executives designated by a committee of the Board of Directors or the CEO, as appropriate. Mr. Ryan and the other Named Executives have been so designated.

Severance:

There is a double trigger for severance benefits to be paid upon a change of control. The first trigger is that the change of control has to have occurred. Second, the designated executive's employment must either be terminated involuntarily without cause or must be terminated by the designated executive for "good reason" within two years of the change of control. A designated executive would have good reason to terminate employment if the terms and conditions of the officer's employment were to adversely change (e.g., job responsibilities, title, reporting relationship, compensation or forced relocation).

Upon a change of control, we will pay the severance benefit in a lump sum, generally in the amount of three times annual salary plus three times the higher of the prior year's actual annual bonus or the average of the last three calendar years' annual bonuses for our Named Executives subject to the execution of a non-competition and non-solicitation agreement. The terminated officer will also receive a payment equal to the present value of the retirement benefits that he or she would have accrued during the period of time in respect of which severance benefits are payable (generally three years). However, if the aggregate value of all severance payments results in the officer's becoming subject to federal excise taxes on "parachute payments" under the Code, and limiting such payments would result in the officer's receiving a greater net after tax benefit, then such payments will be reduced to the maximum amount that can be paid without the officer's being subject to excise taxes.

Other Benefits and Payments:

Other benefits and payments related to an officer's prior service are also provided under the program in case of a qualifying termination.

•
Pro Rata Bonus. A prorated annual incentive award will be paid at the higher of the target annual compensation award or the average of the last three calendar years' annual incentive payments.

•
Performance Unit Plan. We will pay all outstanding performance units at the target value.

•
Stock Options. All outstanding stock options become immediately exercisable and options may be exercised for up to one year following such termination.

•
Benefits Continuance During Severance Period. Health and life insurance benefits will continue to be furnished by the Company at normal contribution levels for 18 months following termination of employment. Severance pay and service for the deemed severance period will count toward pension credit.

•
Deferred Compensation Plans. Amounts deferred under our deferred compensation plans are payable in a lump sum regardless of the officer's previous distribution election.

Long-Term Compensation Table

The following table shows the performance units granted in 2002 to the Named Executives under the PUP:

Long-Term Incentive Plan

			Estimated Future Payouts Under Non-Stock Price Based Plans[1]
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum Payout ($)

Arthur F. Ryan	3,208	2002–2004	$208,520	$2,502,240	$5,004,480
John R. Strangfeld, Jr.	2,253	2002–2004	$146,445	$1,757,340	$3,514,680
Vivian L. Banta	1,802	2002–2004	$117,130	$1,405,560	$2,811,120
Mark B. Grier	1,352	2002–2004	$87,880	$1,054,560	$2,109,120
Rodger A. Lawson	1,352	2002–2004	$87,880	$1,054,560	$2,109,120

(1) The PUP recognizes and rewards contributions that participants make toward the long-term growth of Prudential Financial. The 2002 PUP measures performance over a three-year period from 2002 to 2004. Under the 2002 PUP, participants are granted performance units from 62,500 total performance units. The number of performance units a participant is granted depends on the individual's performance, the value of the position within the Company and market considerations. The performance measure of the 2002 PUP is Prudential Financial's Total Shareholder Return relative to a group of peer companies over the performance period. Awards under the 2002 PUP are payable in the first quarter of 2005. The 2002 PUP will pay at the threshold amount of $65 per unit upon achievement of a 16.66th percentile ranking relative to the peer group. No payment will be made at the 15th percentile or lower ranking. Payment at Target of $780 per unit will be made at achievement of a 50th percentile ranking. The maximum payout of $1,560 per unit, or 200 percent of Target, is achieved at the 85th percentile or higher ranking.

Option Grant Table

Option Grants in 2002

The following table contains information about stock option grants we made to the Named Executives in 2002:

Name	Number of Securities Underlying Options Granted (#)[1]	% of Total Options Granted to Employees in 2002	Grant Price ($/Sh)	Expiration Date	Grant Date Present Value ($)[2]

Arthur F. Ryan	423,119	4.05%	$32	12/18/2012	$4,637,385
John R. Strangfeld, Jr.	136,315	1.30%	$32	12/18/2012	$1,494,013
Vivian L. Banta	109,052	1.04%	$32	12/18/2012	$1,195,210
Mark B. Grier	81,789.78%		$32	12/18/2012	$896,408
Rodger A. Lawson	81,789.78%		$32	12/18/2012	$896,408

(1) These non-qualified stock options were granted on December 18, 2002 as part of the executive stock option program under the Prudential Financial, Inc. Stock Option Plan. As required under our Plan of Reorganization, the grants for senior officers were made no sooner than one year after our demutualization date. All options have an exercise price equal to the fair market value of the underlying common stock on the date of grant. The options vest in three equal installments beginning on the first anniversary of the grant date.

(2) These values are hypothetical values developed under the Black-Scholes option pricing model. It is a complex mathematical formula to value stock options traded on public markets, and assumes that option holders can exercise stock options immediately and freely transfer them. It estimates the theoretical price an individual would pay for a traded option and considers share price on grant date, option exercise price, number of years until exercise, dividend yield, risk-free rate of return and stock price volatility. As such, we emphasize that the table values are hypothetical and may not reflect the true value an option holder would realize upon exercise. We make the following assumptions when calculating the grant date present value of the stock option grants: exercise price is equal to our share price on the grant date, six-year life expected for each option, expected dividend yield of 1.3%, risk-free rate of return of 3.21%, and expected stock price volatility of 35%.

 Equity Compensation Plan Table

The following table provides information as of December 31, 2002, regarding securities issued to all of our employees under our equity compensation plans that were in effect during fiscal 2002.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding option, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in (a))

Equity compensation plans approved by Shareholders - Stock Option Plan[1]	19,985,188	$30.58	20,629,310	[4]

Equity compensation plans not approved by Shareholders - Long-Term Compensation[2]		N/A	3,858,186

Equity compensation plans not approved by Shareholders - MasterShare[3]	1,653,267	N/A	11,120,712

Total	21,638,455	N/A	35,608,208

(1) Approved by the Sole Shareholder in January 2001.

(2) The PUP has a provision that would allow the Compensation Committee the discretion to pay up to 50% of individual awards under the plan in the form of Common Stock. There is no current intention to pay these awards in the form of Common Stock as the Omnibus Plan is intended to provide the framework for the Company's equity compensation program.

(3) The Company maintains a deferred compensation program for Financial Advisors and certain other employees (the "participants") of Prudential Securities Incorporated ("PSI"), a wholly owned subsidiary of the Company, under which participants may elect to defer a portion of their compensation. Amounts deposited to participant accounts, including PSI matching contributions as well as other amounts based on the attainment of specific performance goals, vest in three to eight years. Nonvested balances are forfeited if the participant is terminated for cause or voluntarily terminates prior to the vesting date. The Company registered 12,775,000 shares of Common Stock on a Form S-8 registration statement in May 2002 in connection with the opportunity for participants in the MasterShare program to convert prior cash balances into units of Common Stock. Since less than two million shares were necessary to effectuate the conversion, the Company filed an amendment to the Form S-8 registration statement in March 2003 to deregister 10,775,000 Shares.

(4) The amount shown here reflects the outstanding shares available for awards under the Prudential Financial, Inc. Stock Option Plan as of December 31, 2002. Awards made under the Option Plan in February 2003 and March 2003 have reduced this number to approximately 12.1 million, as reflected under "Item 4 - Approval of the Omnibus Incentive Plan - Shares Subject to the Plan; Other Limitations of Awards" on page 12.

Performance Graph

The following graph, which covers the period from the closing price on the date of our IPO (December 13, 2001) through December 31, 2002, compares the cumulative total shareholder return on Prudential Financial's Common Stock with the cumulative total shareholder return on (i) the Standard and Poor's (S&P) 500 Index, and (ii) a Financial Services Composite Index, which is the average of the S&P Life/Health Insurance and S&P Diversified Financial Indexes. The figures presented below assume the reinvestment of all dividends into shares of common stock and an initial investment of $100 at the closing prices on December 13, 2001.

Voting Securities and Principal Holders Thereof

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 3, 2003 by:

•
each Director and each Named Executive; and
•
all Directors and executive officers of Prudential Financial as a group.

We have also included in the table amounts invested in units of Prudential Financial Common Stock in the Deferred Compensation Plan for Non-Employee Directors and the Executive Deferred Compensation Plan. While these amounts are not considered to be beneficially owned under Securities and Exchange Commission rules since they cannot be voted or transferred, we believe these holdings would be of interest to shareholders.

Name of Beneficial Owner	Amount and Nature[1] of Common Stock Beneficial Ownership	Percent of Class	Deferred Units

Franklin E. Agnew	1,012	*	6,988

Frederic K. Becker	5,012	*	15,229

Gilbert F. Casellas	500	*	6,988

James G. Cullen	2,033	*	6,988

Allan D. Gilmour	1,013	*	6,988

William H. Gray III	1,013	*	6,988

Jon F. Hanson	10,013	*	48,970

Glen H. Hiner	1,012	*

Constance J. Horner	1,012	*	6,988

Burton G. Malkiel	514	*	6,988

Arthur F. Ryan	30,465	*	46,585

Ida F.S. Schmertz	1,011	*	6,988

Richard M. Thomson	10,000	*	6,988

James A. Unruh	2,761	*	6,988

Stanley C. Van Ness	50	*	6,988

John R. Strangfeld, Jr.	22,096	*	6,833

Vivian L. Banta	6,803	*

Mark B. Grier	16,489	*

Rodger A. Lawson	10,483	*

All directors and executive officers as a group (23 persons)	134,225	*

* Less than 1% of the shares of Common Stock outstanding, as of March 3, 2003.

(1) All shares noted in the table above are owned beneficially by the Director or executive officer or by his or her spouse, a corporation controlled by him or her or an insurance trust. Shares underlying stock options are not included because none are exercisable within 60 days. See "Option Grant Table" on page 31 for a discussion of options received by each Named Executive in 2002.

The following table shows all entities that were the beneficial owners of more than five percent of any class of Prudential Financial's voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Class B Stock	National Union Fire Insurance Company of Pittsburgh, PA1 c/o AIG Global Investment Corp. 175 Water Street, 26th Floor New York, NY 10038	885,714	44.3%

Class B Stock	Lexington Insurance Company[1] c/o AIG Global Investment Corp. 175 Water Street, 26th Floor New York, NY 10038	914,286	45.7%

Class B Stock	Pacific LifeCorp 700 Newport Center Drive Newport Beach, CA 92660	200,000	10.0%

(1) National Union Fire Insurance Company of Pittsburgh, PA, and Lexington Insurance Company are subsidiaries of American International Group, Inc. ("AIG"), resulting in AIG's beneficially owning 90% of the Class B Stock.

To our knowledge, no person or entity is the beneficial owner of more than five percent of our Common Stock or more than five percent of the voting power of the combined Common Stock and Class B Stock.

Compliance with Section 16(a) of the Exchange Act

Each Director, certain officers of Prudential Financial and greater than 10% beneficial owners of Common Stock are required to report to the Securities and Exchange Commission (the "SEC"), by a specified date, his or her transactions related to the Common Stock. Based solely on review of the copies of reports furnished to Prudential Financial or written representations that no other reports were required, Prudential Financial believes that the only filing deficiencies by those required to file were certain late filings by Anthony S. Piszel, Senior Vice President and Controller. Mr. Piszel had been inadvertently omitted from the list of officers required to file beneficial ownership reports at the time of Prudential Financial's initial public offering in December 2001. Promptly after such omission was discovered, Mr. Piszel filed a Form 3 reporting his initial ownership as of December 2001 together with a Form 4 reporting six transactions in Prudential Financial Common Stock since December 2001. The transactions reported on Form 4 included three distributions of Common Stock related to the demutualization of Prudential Insurance, two option grants and one open market purchase.

Shareholder Proposals

In order to submit shareholder proposals for the 2004 Annual Meeting of shareholders for inclusion in Prudential Financial's proxy statement pursuant to SEC Rule 14a-8 under the Exchange Act, materials must be received by the Secretary at Prudential Financial's principal office in Newark, New Jersey, no later than December 10, 2003. Such proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Secretary, Prudential Financial, Inc., 751 Broad Street, Newark, NJ 07102. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with the Company's By-laws, in order to be properly brought before the 2004 Annual Meeting, a shareholder's notice of the matter the shareholder wishes to present at the meeting must be delivered to the Secretary at the Company's principal office in Newark (see preceding paragraph), not less than 120 or more than 150 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company's By-laws (and not pursuant to SEC Rule 14a-8) must be received not earlier than January 5, 2004 and not later than February 4, 2004.

All director nominations and such shareholder proposals must comply with the requirements set forth in Prudential Financial's By-laws, a copy of which may be obtained from the Secretary of Prudential Financial.

"Householding" of Proxy Materials and Elimination of Duplicates

A single proxy statement and annual report will be delivered to multiple shareholders having the same last name and address, unless contrary instructions have been received from an affected shareholder. If you are a shareholder who shares the same address as other shareholders of Prudential Financial and would like to receive a separate copy of future proxy statements, information statements and annual reports, please contact ADP-ICS at 1-800-542-1061. If you prefer, you can send a written request to Prudential Financial, Inc., Attn: Prudential Shareholder Services, P.O. Box 1708, Newark, NJ 07101-1708. If you share the same last name and address as multiple shareholders and you would like Prudential Financial to send only one copy of future proxy statements, information statements and annual reports, please contact ADP-ICS at the above phone number. In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are pleased to offer shareholders the convenience of viewing online proxy statements, annual reports to shareholders and related materials. With your consent, we can stop sending future paper copies of these documents. To participate, follow the instructions at www.icsdelivery.com/prudential.

Annual Report on Form 10-K

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K, at your request. Please direct all inquiries to Prudential Financial's Corporate Information Service at 1-877-998-ROCK (7625).

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Prudential Financial under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), "Compensation Committee Report on Executive Compensation", "Performance Graph", "Audit Committee Charter" and "Corporate Governance Principles" shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

Other Matters

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment, is in the interests of Prudential Financial and its shareholders.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the Annual Meeting.

Appendix A
Prudential Financial, Inc.
Audit Committee Charter

Purposes

The Audit Committee's primary purposes are to assist the Board of Directors ("Board") in its oversight of:

•
the audit of the Company's financial statements;
•
the Company's accounting, financial reporting and disclosure processes and the adequacy of the systems of disclosure and internal control established by management;
•
processes established by management to provide compliance with legal and regulatory requirements; and
•
the performance of the Company's internal audit function.

The purpose of the Audit Committee is oversight. In its capacity as a committee of the Board, the Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditor employed by the Company for the purpose of conducting the independent audit of the Company's financial statements. The Company's management is responsible for the preparation, presentation and integrity of the Company's financial statements and for maintaining appropriate accounting and financial reporting policies and practices and disclosure and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for auditing the Company's financial statements. In carrying out its oversight responsibilities, the Audit Committee is not providing expert or special assurance as to the Company's financial statements and legal and regulatory compliance or any professional certification as to the work of the independent auditor. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct field work or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors), and (iii) representations made by management as to any non-audit services provided by the independent auditor.

In discharging its oversight role, the Audit Committee may investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties (including the approval of the fees and other retention terms of such independent counsel and advisers).

The independent accountant shall report directly to the Audit Committee, which has the authority and responsibility to select, evaluate and, where appropriate, replace such firm.

Organization

The Audit Committee shall be appointed by the Board of Directors on the recommendation of the Corporate Governance Committee.

The Audit Committee shall be comprised of at least three directors, each of whom shall satisfy the independence and financial literacy requirements of the New York Stock Exchange (NYSE) as such requirements are interpreted by the Board of Directors in its business judgment.

The Audit Committee shall have at least one member who satisfies the financial expertise requirements of the NYSE, as such requirements are interpreted by the Board of Directors in its business judgment.

The Board shall determine whether any member of the Audit Committee is an audit committee financial expert, as that term is defined by the Securities and Exchange Commission, and such determination shall be disclosed by the Audit Committee in its report in the Company's annual proxy statement.

No Audit Committee member shall simultaneously serve on the audit committee of more than two other public companies, unless the Board determines, and discloses in the Company's annual proxy statement, that such simultaneous service would not impair the ability of the director to serve effectively on the Audit Committee.

The Audit Committee shall meet at least four times per year, or more frequently as circumstances require.

Activities of the Audit Committee

The Audit Committee shall:

1. Perform the following with respect to the independent auditor:

(i) appoint the independent auditor and approve all audit and engagement fees;

(ii) evaluate the qualifications, independence and performance of the independent accountant and the lead partner at least annually;

(iii) pre-approve all audit services and non-audit services performed by the independent auditor and the related fees and consider whether the provision of any such non-audit services is compatible with the independence of the independent auditor;

(iv) review the annual audit plan of the independent auditor, including planning and staffing of the audit;

(v) direct the independent auditor to prepare and deliver annually a statement as to independence consistent with Independence Standards Board Standard No. 1 (it being understood that the independent auditor is responsible for the accuracy and completeness of this statement) and discuss with the independent auditor any relationships or services disclosed in this statement that may affect its objectivity and independence;

(vi) receive periodic reports from the independent auditor as required by the NYSE;

(vii) receive periodic reports from the independent auditor regarding:

  (a) critical accounting policies and practices to be used;

  (b) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Company's independent auditor; and

  (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

(viii) receive from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10(A) of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements under such Act;

(ix) approve hiring policies for employees or former employees of the independent auditor;

(x) discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner; and

(xi) ensure that the independent auditors prepare and deliver annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company's annual financial statements or services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagement; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company's annual and quarterly financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other services rendered by the independent auditor, in the aggregate and by each service.

2. Perform the following with respect to the Internal Audit Department:

(i) review the appointment, compensation and replacement of the Chief Auditor and confirm his/her independence;

(ii) evaluate the performance of the Chief Auditor at least annually;

(iii) receive and discuss with the Chief Auditor the Internal Audit Department's annual audit plan and any subsequent material changes to the plan; and

(iv) receive and discuss with the Chief Auditor reports on the results of audits conducted and other control matters determined by the Chief Auditor to warrant the Audit Committee's attention.

3. Perform the following with respect to accounting and financial control matters:

(i) receive periodic reports from the Chief Financial Officer and/or the Controller relating to significant accounting developments including emerging issues and the impact of accounting changes where material;

(ii) receive periodic reports from the Chief Financial Officer and/or Controller relating to the possible impact of any impending significant changes in generally accepted accounting principles;

(iii) discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company's financial statements;

(iv) receive reports from management on the effectiveness of the systems of internal control over financial reporting; and

(v) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4. Review with management the Company's earnings press releases.

5. Review with management and the independent auditor the Company's interim financial results, disclosures and all required management certifications prior to the filing with the Securities and Exchange Commission of the related Form 10-Q and discuss any items required to be communicated by the independent auditor under generally accepted auditing standards.

6. Review with management and the independent auditor the Company's annual financial statements, related footnotes, disclosures and all required management certifications prior to the filing with the Securities and Exchange Commission of the related Form 10-K and the independent auditor's report thereon, including their report on management's assessment of internal control, and any reports or communications (and any responses of management and/or the Internal Audit Department thereto) submitted to the Audit Committee by the independent auditor as required by or referred to in Statement on Auditing Standards No. 61 as then in effect.

7. Review and discuss reports from the Company's General Counsel on legal matters determined by the General Counsel to warrant the Audit Committee's attention.

8. Review and discuss reports from the Company's Chief Compliance Officer on the Company's compliance with applicable laws and regulations and the results of examinations conducted by regulatory agencies that are determined by the Chief Compliance Officer to warrant the Audit Committee's attention.

9. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

10. Report to the Board of Directors on significant matters, as often as deemed appropriate, and make such recommendations as the Audit Committee may deem necessary or appropriate.

11. Meet periodically in separate executive sessions with the Chief Auditor, the Chief Financial Officer, the Chief Ethics Officer, the General Counsel and the lead partner of the independent auditor and, when necessary, with management and as a Committee to discuss any matters that the Audit Committee or any of these persons believe should be discussed.

12. Prepare any report or other disclosures required of the Audit Committee by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

13. Review this Charter at least annually and recommend any changes to the Board of Directors.

14. Conduct an annual self-evaluation of its performance.

Appendix B
Prudential Financial, Inc.
Corporate Governance Principles and Practices

A.    THE ROLE OF THE BOARD OF DIRECTORS

1.    Direct the Affairs of the Corporation for the Benefit of Shareholders

The Prudential board believes that the primary responsibility of directors is to oversee the affairs of the corporation for the benefit of the corporation's shareholders, while day-to-day operation of the corporation is the responsibility of management. Although the board believes that directors should be sensitive to the needs of employees, suppliers, creditors, customers and the community in evaluating the affairs of the corporation, the board believes the primary responsibility of the directors and management is to Prudential shareholders.

2.    Advise and Participate in Long-Range Strategy Development

Board members provide advice to management on matters relating to the corporation's business at board meetings and in other less formal settings, such as telephone calls and small meetings.

The board believes that long-range strategic issues should be discussed as a matter of course at regular board meetings, but that, given the complexity of the organization and the level of change in the financial services industry, it is important to hold periodic multi-day off-site meetings devoted solely to discussion of strategic issues. The frequency of such offsite meetings will vary with changes in the business environment and the organization, but it is the current view of the board that such meetings should be held approximately every 18-24 months, subject to recommendations of management.

3.    Review and Approve Financial Goals/Performance

The Prudential board reviews the yearly operating plan and specific goals at the start of the fiscal year and financial performance quarterly (actual and in comparison to prior periods and plan). The board also believes it is important to establish and evaluate longer-term objectives so as not to overly emphasize short-term performance.

4.    Ethical Business Environment/Compliance with Legal and Regulatory Mandates

The Prudential board believes that the long-term success of the corporation is dependent upon the maintenance of an ethical business environment that focuses on adherence to both the letter and the spirit of regulatory and legal mandates. The Audit Committee and the board receive reports from internal and external auditors and the general counsel on these matters, as well as other reports from management, as appropriate. The Prudential board expects that Prudential board and committee agendas and materials and other information flow to the board will be established with legal/regulatory requirements in mind.

5.    CEO Performance Evaluation

The board believes that CEO performance should be evaluated annually.

At Prudential, the evaluation process is conducted by the Chairman of the Executive Committee, who solicits information from all directors and conducts an outside directors' session after receiving this information. In addition, the Compensation Committee reviews the CEO's salary, variable compensation and long-term performance units or stock options against market standards. The Compensation Committee, which is composed entirely of independent directors, approves the appropriate level of such items and presents them to the board for its review and ratification, in the absence of the CEO, at the same meeting as the CEO evaluation discussion takes place.

The board believes that evaluation of the CEO should be a comprehensive process, based on both qualitative and quantitative factors, including performance of the business, accomplishment of long-term objectives, positioning of the corporation for the future, development of management, stewardship of the enterprise and effective board communication and interaction.

6.    Succession Planning/Compensation of Key Executive Officers

At Prudential, the board and the Compensation Committee share these responsibilities. The board has delegated responsibility to the Compensation Committee (through the committee's Charter) to review and advise on management succession issues. The board has an established practice of having the CEO annually review with the full board in executive session the abilities of key senior managers. Appointments at the senior vice president level and above are reviewed by both the Compensation Committee and the board.

At this time, Prudential Insurance continues to serve as the plan sponsor for a number of important benefit plans. To the extent permitted by law, the Compensation Committee of either Prudential or Prudential Insurance, as appropriate, establishes, amends, modifies and administers compensation and benefit plans for the corporation. The Compensation Committees of the two entities are actively involved in setting compensation for senior executives of those entities, or where legally appropriate recommending such compensation to the full board of the relevant entity for approval.

B.    MEETINGS OF THE BOARD OF DIRECTORS

1.    Chairman of the Board and Chairman of the Executive Committee

The board is of the view that, at this time, the corporation is best served by having the same individual serve as both Chairman of the Board and Chief Executive Officer. The board believes it should be free to determine whether both positions should be held by the same individual as appropriate, depending on what it believes is best for the corporation taking all circumstances into consideration. At this time, the Chairman of the Executive Committee is an independent director, who is not the same individual as the Chief Executive Officer. The Corporate Governance Committee makes recommendations to the full board regarding the composition of each Board Committee, including the Executive Committee.

2.    Presiding Director

At Prudential, in Executive Sessions of the full board, in the absence of the Chairman and CEO, the Chairman of the Executive Committee generally serves as Chair. The Chairman of the Executive Committee may request that another Committee Chair preside over an Executive Session depending on the subject matter being discussed.

3.    Frequency of Meetings

The board should meet frequently, given the size and complexity of the business, regulatory mandates for director review of various matters, and the changing environment in the industry. The board believes that the number of scheduled board meetings should vary with circumstances and that special meetings should be called as necessary. The board believes that as a general matter a meeting schedule of six to eight times per year, as determined by the Chairman and CEO, is appropriate. While the board recognizes that directors discharge their duties in a variety of ways, including personal meetings and telephone contact with management and others regarding the business and affairs of the corporation, the board feels it is the responsibility of individual directors to make themselves available to attend both scheduled and special board and committee meetings on a consistent basis.

4.    Executive Sessions

The Prudential board believes that outside directors should meet in executive session from time to time and that some of the executive sessions should be with the CEO, who is an inside director, and some should be in the absence of the CEO and any other inside directors or management officials.

It is the policy of the Prudential board for outside directors to meet in executive session, in the absence of the CEO, at least two times annually. Other executive sessions, with or without the CEO may be held as needed.

All of the committees meet in executive session, as circumstances warrant. At the committee's discretion, the CEO or other members of management may be requested to meet with the committee during these executive sessions. The Audit Committee periodically meets in executive session with the outside auditors, outside the presence of management.

5.    Attendance of Non-Directors at Meetings

The board believes that the Chairman of the Board should have discretion to invite the members of management the Chairman of the Board deems appropriate to attend the board meetings, subject to the board's right to request that such attendance be limited or discontinued.

6.    Agendas and Presentations

The board believes the Chairman of the Board should establish the agenda for each board meeting, taking into account suggestions of board members. Board members are encouraged to suggest the inclusion of particular items on the agenda and the Chairman, from time to time, is expected to ask directors for their suggestions or opinions on possible agenda items.

As with the agenda, the board believes that the Chairman of the Board should determine the form of each presentation to the board and the person to make such presentation. However, the board believes it is important that line and support unit managers make presentations to the board from time to time, to permit the board to meet these officers in person.

7.    Information Flow

The board should receive information important to understanding presentations, discussions and issues covered at each meeting, in writing and sufficiently in advance of the meeting to permit appropriate review. Longer and more complex documents should contain executive summaries. The focus of materials should be on analysis rather than data.

As part of its self evaluation process, the board reviews the information flow to board members to help assure that directors receive the right kind and amount of information from management in sufficient time to prepare for meetings. The Chairman of the Board has directed the Corporate Secretary to discuss periodically director satisfaction with board materials with individual directors, and he encourages directors to offer suggestions on materials.

8.    Board Effectiveness Review

The board believes it is appropriate to review annually its own effectiveness, including its corporate governance policies and practices. The Corporate Governance Committee will generally assume this responsibility and report to the board the results of its analysis and any recommendations following each such review. All directors are free to make suggestions on improvement of the board's practices at any time and are encouraged to do so. Each board committee will also review its effectiveness on an annual basis.

9.    Director Orientation and Education

Each new director shall, within six months of his or her election to the board, attend a briefing session with senior management on Prudential's strategic plans, its financial statements, and its key policies and practices. In addition, all board members shall periodically participate in briefing sessions on subjects that would assist them in discharging their duties, such as financial reporting, corporate governance and executive compensation.

10.    Access to Independent Advisors

The board and its committees shall have the right at any time to retain independent outside financial, legal or other advisors.

C.    BOARD STRUCTURE

1.    Director Independence

The Prudential board believes that a significant majority of the board should be independent directors. For this purpose, a director shall be considered to be "independent" only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Prudential that may impair, or appear to impair, the director's ability to make independent judgments. With respect to each director, the Board's assessment and determination of such director's independence shall be made by the remaining members of the Board. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards:

An independent director is one who:

•
is not a member of management and has not been a member of management within the last five years;
•
has no close family or similar relationship with a member of key management;
•
is not a lawyer, advisor or consultant to the corporation or its subsidiaries and does not have any personal service contracts with the corporation or its subsidiaries;
•
is not employed or affiliated with the corporation's independent auditor;
•
does not have any other relationship with the corporation or its subsidiaries, either personally or through his employer, which, in the opinion of the board, would adversely affect the director's ability to exercise his or her independent judgment as a director.

The following relationships will not be considered to be relationships that would impair, or appear to impair, a director's ability to make independent judgments:

•
The director is an executive officer of a company that does business with Prudential and the other company's annual sales to, or purchases from, Prudential are less than one percent of the annual revenues of Prudential and less than one percent of the annual revenues of such other company;
•
The director is an executive officer of a company that is indebted to Prudential or is an executive officer of a company to which Prudential is indebted and, in either case, the aggregate amount of such debt is less than one percent of the total consolidated assets of Prudential and less than one percent of the total consolidated assets of such other company;
•
The director serves as an officer of a non-profit entity to which Prudential or the Prudential Foundation makes discretionary contributions (i.e., excluding matching gifts) or other payments and all such discretionary contributions or other payments to such entity are less than one percent of that entity's total annual charitable receipts and other revenues;
•
The director serves as a director or trustee of a non-profit entity to which Prudential or the

  Prudential Foundation makes discretionary contributions (i.e., excluding matching gifts) or other payments and all such discretionary contributions or other payments to such entity are less than $50,000 or one percent of that entity's total annual charitable receipts and other revenues, whichever is greater.

The Board will review annually all commercial and non-profit relationships between each director and Prudential and make a determination of such director's independence, and Prudential will disclose the Board's determinations in the proxy statement.

Because Prudential is a major financial institution, directors or companies they are affiliated with will sometimes be borrowers from Prudential or one of its subsidiaries or otherwise have a business relationship (e.g., investment management services, group insurance) with Prudential or its subsidiaries. Directors and companies with which they are affiliated will not be given special treatment in these relationships, and borrowings by institutions affiliated with a director must be specifically approved by the Investment Committee.

To help maintain the independence of the board, all directors are required to deal at arms length with Prudential and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

2.    Size of the Board

The board currently has 15 members, which the board believes is within an appropriate range given the size and complexity of Prudential and the desire for diversity of experience on the board.

3.    Director Retirement Age/Term Limits

The Prudential board has established a retirement policy for directors that it feels is appropriate for current circumstances, which is for directors to retire from the board at the annual meeting following their seventieth birthday. Periodically the Corporate Governance Committee will review the retirement policy to help assure that it remains appropriate in light of the corporation's needs.

The board believes that consistent quality in the directorship can be achieved effectively without term limits. The Corporate Governance Committee regularly reviews incumbent directors and the strengths and weaknesses of the board as a whole.

4.    Director Appointments

The board believes that directors should be nominated for board approval by the Corporate Governance Committee, which consists entirely of independent directors. The board expects the Corporate Governance Committee to consider the views of the Chairman and CEO in making appointments. It is the Corporate Governance Committee's responsibility, however, to make director recommendations to the full board for submission to the shareholders each year in connection with Prudential's annual meeting.

The Prudential board and Corporate Governance Committee believe that Prudential directors should be individuals with substantial accomplishments, who have been associated with institutions noted for excellence and who have broad experience and the ability to exercise sound business judgment. In selecting directors the board generally seeks a combination of active or former CEOs of major complex businesses (from different industry sectors), leading academics, and individuals with substantial records of government service or other leadership roles in the not-for-profit sector, with a sensitivity to diversity. The board expects that directors who change their primary job responsibilities should offer to resign from the board, but should not necessarily be required to resign. The Corporate Governance Committee will review such offers of resignation, with a recommendation from the Chairman and CEO.

It is expected that no director shall serve on more than four other boards of public companies in addition to the Prudential board. However, the board may determine that service in excess of these guidelines is appropriate based on the facts and circumstances. Current positions in excess of these guidelines may be maintained unless the board determines that doing so would impair the director's service on the Prudential board.

5.    Director Evaluation

The board believes that the Corporate Governance Committee should review incumbent directors as part of the annual nomination process and in the context of the committee's overall review of the strengths and weaknesses of the board as a whole. The Committee will review each individual incumbent director with respect to a variety of factors, including his or her attendance, participation in the work of the board and overall contribution to the board. The board expects that the Corporate Governance Committee will take appropriate action to effect changes in incumbent directors if, in the opinion of the Committee after discussion with the Chairman and CEO, any director is not contributing to the work of the board.

6.    Director Compensation and Stock Ownership Guidelines

The board believes that the level of director compensation should generally be competitive with that paid to directors of other major financial institutions and major corporations in the United States, and that a substantial component of such compensation should be in the form of stock. The Corporate Governance Committee is responsible for making recommendations to the full board with respect to director compensation. The full board approves director compensation and benefits programs.

Each director is expected to have an ownership interest in Prudential common stock or deferred stock units having a value equivalent to two times the total annual retainer. It is anticipated that directors will satisfy these guidelines within a three year period.

7.    Service of Former CEO on the Board

Prudential does not have any retired officers on its Board. The Board believes that policy is appropriate for this corporation at this time.

D.    COMMITTEES OF THE BOARD

1.    Number and Types of Committees

The board believes that committees should be created and disbanded depending on the particular interests of the board, issues facing the corporation, and regulatory/legal requirements. The current standing committees of the board are: Audit Committee, Executive Committee, Compensation Committee, Finance Committee, Investment Committee, Business Ethics Committee, and Corporate Governance Committee. The Chairman of the Board is responsible for making recommendations to the Corporate Governance Committee on the committee structure, but directors are free to make suggestions of committees at any time and are encouraged to do so. The board also expects that the committee structure would be one of the matters considered by the Corporate Governance Committee from time to time as part of its review of overall board effectiveness.

2.    Assignment and Rotation of Committee Members/Independent Directors on Certain Committees

The board believes that the Chairman and CEO should recommend committee appointments to the Corporate Governance Committee, which will be submitted for the approval of the full board. The board expects that assignments would normally be made within the following guidelines: assignments should be rotated periodically, though not necessarily within any specified timeframe; new members of the board should serve on one committee for their first two or three years on the board. Other members are expected to serve on two committees. The Audit Committee, the Compensation Committee, and the Corporate Governance Committee should be comprised solely of independent directors.

3.    Committee Meetings

In consultation with each Committee Chairman, management will recommend a yearly committee meeting schedule for all standing committees and agendas for each meeting. The schedule and meeting content are expected to assure that the Committees meet regularly and as needed to accomplish their responsibilities.

4.    Committee Reports

Written reports of committee meetings are submitted to the full board, subsequent to each committee meeting.

QuickLinks

General Information
Voting Instructions and Information
Item 1 — Election of Class II Directors
Item 2 — Ratification of the Appointment of Independent Auditors
Item 3 — Ratification of the Deferred Compensation Plan for Non-Employee Directors
Item 4 — Approval of the Omnibus Incentive Plan
Corporate Governance
Committees of the Board of Directors
Compensation of Directors
Compensation Committee Interlocks and Insider Participation
Certain Relationships and Related Transactions
Report of the Audit Committee
Compensation Committee Report on Executive Compensation
Compensation of Executive Officers
Summary Compensation Table
Retirement Plans
Prudential Severance and Senior Executive Severance Plan; Change of Control Program
Long-Term Compensation Table
Option Grant Table
Equity Compensation Plan Table
Performance Graph
Voting Securities and Principal Holders Thereof
Compliance with Section 16(a) of the Exchange Act
Shareholder Proposals
"Householding" of Proxy Materials and Elimination of Duplicates
Annual Report on Form 10-K
Incorporation by Reference
Other Matters
Appendix A Prudential Financial, Inc. Audit Committee Charter
Appendix B Prudential Financial, Inc. Corporate Governance Principles and Practices